Exhibit 4.2

EXECUTION VERSION

T-MOBILE USA, INC.

AND EACH OF THE GUARANTORS PARTY HERETO

2.625% SENIOR NOTES DUE 2026

FORTY-SIXTH SUPPLEMENTAL INDENTURE

Dated as of March 23, 2021

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee

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EXHIBITS

Exhibit A              Form of Initial Note

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FORTY-SIXTH SUPPLEMENTAL INDENTURE (this “Forty-Sixth Supplemental Indenture”), dated as of March 23, 2021 (the “Series Issue Date”), among T-Mobile USA, Inc., a Delaware corporation (the “Company”), the Guarantors party hereto and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee.

WHEREAS, the Company has heretofore executed and delivered an Indenture, dated as of April 28, 2013 (the “Base Indenture”), among the Company, the guarantors party thereto and the Trustee, providing for the issuance from time to time of one or more Series of the Company’s Notes;

WHEREAS, Section 2.02 of the Base Indenture permits the forms and terms of the Notes of any Series as permitted in Sections 2.01 and 2.02 of the Base Indenture to be established in a supplemental indenture to the Base Indenture;

WHEREAS, the Company has requested the Trustee to join with it and the Guarantors in the execution of this Forty-Sixth Supplemental Indenture in order to supplement the Base Indenture by, among other things, establishing the forms and certain terms of a Series of Notes to be known as the Company’s 2.625% Senior Notes due 2026 and adding certain provisions thereto for the benefit of the Holders of the Notes of such Series;

WHEREAS, the Company has furnished the Trustee with a duly authorized and executed Company Order dated March 23, 2021 authorizing the execution of this Forty-Sixth Supplemental Indenture and the issuance of the Notes established hereby; and

WHEREAS, all things necessary to make this Forty-Sixth Supplemental Indenture a valid, binding and enforceable agreement of the Company, the Guarantors and the Trustee and a valid supplement to the Base Indenture have been done.

NOW, THEREFORE, the Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes established hereby:

ARTICLE I.
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01         Definitions.

The Base Indenture, as amended and supplemented by the Eleventh Supplemental Indenture, dated as of May 1, 2013 by and among the Company, the guarantors party thereto and the Trustee, the Sixteenth Supplemental Indenture, dated as of August 11, 2014 by and among the Company, the guarantors party thereto and the Trustee, the Nineteenth Supplemental Indenture, dated as of September 28, 2015, by and among the Company, the guarantors party thereto and the Trustee, the Thirtieth Supplemental Indenture, dated as of May 9, 2017, by and among the Company, the guarantors party thereto and the Trustee, the Fortieth Supplemental Indenture, dated as of September 27, 2019, by and among the Company, the guarantors party thereto and the Trustee, the Forty-First Supplemental Indenture, dated as of April 1, 2020, by and among the Company, the guarantors party thereto and the Trustee, the Forty-Second Supplemental Indenture, dated as of May 7, 2020, by and among the Company, the guarantors party thereto and the Trustee, and supplemented in respect of the Notes of this Series by the Forty-Sixth Supplemental Indenture, is collectively referred to as the “Indenture.” All capitalized terms which are used herein and not otherwise defined herein are defined in the Base Indenture and are used herein with the same meanings as in the Base Indenture. If a capitalized term is defined both in the Base Indenture and this Forty-Sixth Supplemental Indenture, the definition in this Forty-Sixth Supplemental Indenture shall apply to the Notes established hereby (and any Note Guarantee in respect thereof).

 “$1.75B Notes” means (i) the $1,750,000,000 in principal amount of MetroPCS Wireless, Inc.’s 6.625% Senior Notes due 2023, issued as of March 19, 2013, pursuant to the Indenture, between MetroPCS Wireless, Inc., MetroPCS, Inc., MetroPCS Communications, Inc., the guarantors party thereto, and Deutsche Bank Trust Company Americas, as supplemented by the First Supplemental Indenture dated March 19, 2013 or the Second Supplemental Indenture dated March 19, 2013 thereto, as applicable, as amended by the Third Supplemental Indenture dated April 29, 2013, as further supplemented by the Fourth Supplemental Indenture dated May 1, 2013, among the Company, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, and as further supplemented by the Fifth Supplemental Indenture, dated as of July 15, 2013, among the Company, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, as further supplemented by the Sixth Supplemental Indenture, dated as of August 11, 2014, among the Company, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee (as so supplemented and amended, the “$1.75B Notes Indenture”), (ii) any additional 6.625% Senior Notes due 2023 issued under the $1.75B Notes Indenture as part of the same series, and (iii) any “Exchange Notes” (as defined in the $1.75B Notes Indenture) relating thereto.

“2029 Notes” means the $1,250,000,000 in principal amount of the Company’s 3.375% Senior Notes due 2029 issued pursuant to the Base Indenture, as supplemented by that certain Forty-Seventh Supplemental Indenture dated as of March 23, 2021, among the Company, the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee.

“2031 Notes” means the $1,350,000,000 in principal amount of the Company’s 3.500% Senior Notes due 2031 issued pursuant to the Base Indenture, as supplemented by that certain Forty-Eighth Supplemental Indenture dated as of March 23, 2021, among the Company, the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee.

“Asset Acquisition” means:

(1)          an Investment by the Company (or any predecessor thereto) or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries, or

(2)          an acquisition by the Company (or any predecessor thereto) or any of its Restricted Subsidiaries of the property and assets of any Person, other than the Company or any of its Restricted Subsidiaries, that constitute all or substantially all of a division, operating unit or line of business of such Person.

For the avoidance of doubt, the Merger shall be deemed to be an Asset Acquisition.

“Asset Sale” means:

(1)          the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.15 of the Base Indenture and/or Section 5.01 of the Base Indenture and not by Section 4.10 of the Base Indenture; and

(2)          the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary thereof of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)          any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $100.0 million;

(2)          a sale, lease, conveyance or other disposition of assets or Equity Interests between or among the Company and/or its Restricted Subsidiaries;

(3)          an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)     the sale, lease, sub-lease, conveyance or other disposition of (a) assets, products, services or accounts receivable in the ordinary course of business, (b) equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets, or (c) any sale, conveyance or other disposition of damaged, worn-out, uneconomic or obsolete assets in the ordinary course of business;

(5)          the sale, conveyance or other disposition of cash or Cash Equivalents;

(6)          a surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by the Indenture;

(7)          a Restricted Payment that does not violate Section 4.07 of the Base Indenture;

(8)          arms-length sales, leases or sub-leases (as lessor or sublessor), sale and leasebacks, assignments, conveyances, transfers or other dispositions of assets or rights to a Person that is a Permitted Joint Venture Investment;

(9)          licenses and sales of intellectual property or other general intangibles (other than FCC Licenses) in the ordinary course of business;

(10)        a Permitted Investment;

(11)        dispositions of assets to the ISIS Joint Venture;

(12)        one or more sales, conveyances, leases, subleases, licenses, contributions, or other dispositions, assignments or transfers made as part of, or in connection with, the Towers Transaction;

(13)        the settlement or early termination of any Permitted Bond Hedge Transaction; or

(14)        any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S. C. Section 1.1 et seq.), as amended from time to time.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that (a) in calculating the Beneficial Ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have Beneficial Ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time and (b) in the case of a “group” (as such term is used in Rule 13d-5(b)(1) under the Exchange Act) which group includes one or more Permitted Holders (or one or more Permitted Holders is deemed to share Beneficial Ownership with one or more other persons of any shares of Capital Stock), (i) such “group” shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder and (ii) any person (other than such Permitted Holder) that is a member of such group (or sharing such Beneficial Ownership) shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder (or in which any Permitted Holder shares Beneficial Ownership). The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1)          with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)          with respect to a partnership, the board of directors or managing member of the general partner of the partnership;

(3)          with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)          with respect to any other Person, the board or committee of such Person serving a similar function.

“Boost Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of July 26, 2019, among Parent, Sprint Corporation and DISH Network Corporation and any exhibits attached thereto, as amended, restated, amended and restated, supplemented or otherwise modified or replaced (including a replacement involving different counterparties) from time to time.

“Bridge Credit Agreement” means the Bridge Term Loan Credit Agreement, dated April 1, 2020, by and among Parent, the Company, the subsidiaries of the Company party thereto, the financial institutions from time to time parties thereto and Goldman Sachs Bank USA, as administrative agent, together with the related documents thereto (including any term loans and revolving loans thereunder, any guarantees and security documents), as further amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Capital Stock” means:

(1)       in the case of a corporation, corporate stock;

(2)       in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)       in the case of an exempted company, shares;

(4)       in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

(5)      any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Captive Insurance Subsidiary” means any direct or indirect Subsidiary of the Company that bears financial risk or exposure relating to insurance or reinsurance activities (including without limitation the Reinsurance Entity) and any segregated accounts associated with any such Person.

“Cash Equivalents” means:

(1)       United States dollars, pounds sterling, euros, the national currency of any member state of the European Union or any other foreign currencies held by the Company and its Restricted Subsidiaries from time to time in the ordinary course of business;

(2)       securities issued or directly and fully guaranteed or insured by the government of the United States of America, the United Kingdom or any country that is a member state of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America, the United Kingdom or the relevant member state of the European Union, as the case may be, is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(3)        demand deposits, certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)        repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)          commercial paper having one of the two highest ratings obtainable from a Rating Agency at the date of acquisition and, in each case, maturing within one year after the date of acquisition;

(6)         securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or agency or instrumentality thereof, rated at least “A” by a Rating Agency at the date of acquisition and having maturities of not more than two years after the date of acquisition;

(7)          auction rate securities rated at least “AA-” or “Aa3” by a Rating Agency at the time of purchase and with reset dates of one year or less from the time of purchase;

(8)          investments, classified in accordance with GAAP as current assets of the Company or any of its Restricted Subsidiaries, in money market funds, mutual funds or investment programs registered under the Investment Company Act of 1940, at least 90% of the portfolios of which constitute investments of the character, quality and maturity described in clauses (1) through (7) of this definition;

(9)          any substantially similar investment to the kinds described in clauses (1) through (7) of this definition rated at least “P-2” by Moody’s or “A-2” by S&P or the equivalent thereof; and

(10)        deposits or payments made to the FCC in connection with the auction or licensing of Governmental Authorizations that are fully refundable.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“Change of Control” means the occurrence of any of the following:

(A)         prior to the occurrence of an Investment Grade Event Election:

(1)     the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than any such disposition to a Restricted Subsidiary or a Permitted Holder;

(2)     the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)     the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets or its equity), measured by voting power rather than number of shares; or

(4)     the Company ceases to be a direct or indirect Wholly-Owned Subsidiary of Parent; and

(B)   following the occurrence of an Investment Grade Event Election:

(1)     the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than any such disposition to a Subsidiary of Parent or a Permitted Holder;

(2)     the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as such term is used in Section 13(d) of the Exchange Act), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets or its equity), measured by voting power rather than number of shares; or

(3)    the Company ceases to be a direct or indirect Wholly-Owned Subsidiary of Parent.

“Change of Control Triggering Event” with respect to any series of the Notes means:

(A)     prior to the occurrence of an Investment Grade Event Election, the occurrence of a Change of Control (x) that is accompanied or followed by a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of the rating of such series of Notes within the Ratings Decline Period by at least two out of the three Rating Agencies and (y) the rating of such series of Notes on any day during such Ratings Decline Period is below the rating by each such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement), provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing during such Ratings Decline Period that such decision(s) resulted, in whole or in part, from the occurrence (or expected occurrence) of such Change of Control or the announcement of the intention to effect such Change of Control; provided, further, that no Change of Control Triggering Event shall be deemed to occur if at the time of the applicable downgrade the rating of such series of Notes by at least two out of the three Rating Agencies is Investment Grade; and

(B)      following the occurrence of an Investment Grade Event Election, the occurrence of both a Change of Control and a Rating Event.

“Closing Date” means the date on which the Merger was consummated, or May 1, 2013.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)          provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)          the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(3)          depreciation, amortization (including non-cash impairment charges and any write-off or write-down or amortization of intangibles but excluding amortization of ordinary course prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an ordinary course accrual of or reserve for cash expenses in any future period or amortization of any ordinary course prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(4)          any nonrecurring or unusual gains or losses or income, expenses or charges (including all fees and expenses relating thereto), including (a) any fees, expenses and costs relating to the Towers Transaction, (b) any fees, expenses or charges related to any sale or offering of Equity Interests of such Person or Parent, any acquisition or disposition or any Indebtedness, in each case that is permitted to be incurred hereunder (in each case, whether or not successful), or the offering, amendment or modification of any debt instrument, including the offering, any amendment or other modification of the Notes of this Series, provided that Consolidated Cash Flow shall not be deemed to be increased by more than $250.0 million in any twelve-month period pursuant to this clause (b), (c) any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Indebtedness, (d) any fees or expenses relating to the Transactions and the offering, issuance and sale (in each case, whether or not successful) of the DT Notes and any “Exchange Notes” (as defined in the Base Indenture) issued in respect thereof and the Permitted MetroPCS Notes and any “Exchange Notes” (as defined in the $1.75B Notes Indenture), and (e) restructuring charges, integration costs (including retention, relocation and contract termination costs) and related costs and charges; plus

(5)          New Market Losses; minus

(6)      non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company that is not a Subsidiary Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

For the avoidance of doubt, calculations of “Consolidated Cash Flow” of the Company for any period prior to the Closing Date for purposes of calculating the Debt to Cash Flow Ratio shall be on a pro forma basis as described in the last paragraph of the definition of “Debt to Cash Flow Ratio.”

“Consolidated Indebtedness” means:

(A)         prior to the occurrence of an Investment Grade Event Election, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Subsidiaries of such Person, in each case , determined on a consolidated basis in accordance with GAAP.

(B)         following the occurrence of an Investment Grade Event Election, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Specified Indebtedness of such Person and its Subsidiaries described in clauses (1)(a) and (b) (excluding, for the avoidance of doubt, surety bonds, performance bonds and similar instruments) of the definition of Specified Indebtedness, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, including, without duplication, the outstanding principal amount of the Notes; provided that Consolidated Indebtedness shall not include (w) Specified Indebtedness incurred in connection with any Permitted Tower Financing or other special purpose entity financing (other than Specified Indebtedness incurred by a Permitted Spectrum Financing Subsidiary, including the Existing Sprint Spectrum-Backed Notes), (x) obligations in respect of letters of credit, except to the extent of any unreimbursed amounts thereunder or (y) Specified Indebtedness constituting Financing Lease Obligations, purchase money debt or other similar Specified Indebtedness.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)     the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Financing Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of payments (if any) pursuant to Hedging Obligations); plus

(2)          the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)          any interest expense on that portion of Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); plus

(4)          the product of (a) all dividend payments on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries; times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP; excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof). Notwithstanding the foregoing, if any lease or other liability is reclassified as indebtedness or as a Financing Lease Obligation due to a change in accounting principles or the application thereof after the Closing Date, the interest component of all payments associated with such lease or other liability shall be excluded from Consolidated Interest Expense.

“Consolidated Net Tangible Assets” means, with respect to any Person, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities, except for (a) notes and loans payable, (b) current maturities of long-term debt and (c) current maturities of obligations under Financing Lease Obligations, and (2) to the extent included in such aggregate amount of assets, all intangible assets, goodwill, trade names, trademarks, patents, organization and development expenses, unamortized debt discount and expenses and deferred charges (other than capitalized unamortized product development costs, such as, without limitation, capitalized hardware and software development costs), determined on a consolidated basis in accordance with GAAP consistently applied, as determined on a Pro Forma Basis for the most recently ended Test Period.

“Consolidated Net Worth” means, with respect to any Person, at the date of any determination, the consolidated stockholders’ or owners’ equity of the holders of Capital Stock of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP consistently applied, as determined on a Pro Forma Basis.

“Consolidated Total Assets” means, with respect to any Person, the consolidated total assets of such Person and its Subsidiaries as set forth on the most recent balance sheet of such Person prepared in accordance with GAAP, as determined on a Pro Forma Basis.

“Convertible Debt” means Indebtedness of the Company (which may be Guaranteed by the Guarantors) permitted to be incurred hereunder that is either (a) convertible or exchangeable into common stock of Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Parent and/or cash (in an amount determined by reference to the price of such common stock).

“Credit Agreement” means (a) the Credit Agreement, dated April 1, 2020, by and among Parent, the Company, the subsidiaries of the Company party thereto, the financial institutions from time to time parties thereto and Deutsche Bank AG New York Branch, as administrative agent, together with the related documents thereto (including any term loans and revolving loans thereunder, any guarantees and security documents), as further amended, extended, renewed, restated, replaced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and (b) any agreement (and related document) governing indebtedness which is incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

“Credit Facilities” means, one or more debt facilities or other Indebtedness, whether in the form of loans or securities (including the Credit Agreement), financing leases, purchase money financings or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), financing leases, purchase money debt, debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including, in each case, by means of sales of debt securities) in whole or in part from time to time.

“Crown Towers Transaction Agreements” means (i) the Master Agreement, dated as of September 28, 2012 (as the same may be amended, modified or supplemented from time to time) among the Company, Crown Castle International Corp., a Delaware corporation, and certain Subsidiaries of the Company; and (ii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“Debt to Cash Flow Ratio” means, with respect to any Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date, less cash and Cash Equivalents, to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available.

For purposes of making the computation referred to above:

(1)      pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including the Merger and including giving pro forma effect to any related financing transactions and the application of proceeds of any Asset Disposition) that occur during such four-quarter period or subsequent to such four-quarter period but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated as if they had occurred and such proceeds had been applied on the first day of such four-quarter period;

(2)          pro forma effect shall be given to asset dispositions and, asset acquisitions (including giving pro forma effect to any related financing transactions and the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary of the Company or has been merged with or into the Company (including MetroPCS Wireless, Inc.) or any Restricted Subsidiary during such four-quarter period or subsequent to such four-quarter period but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary, as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such four-quarter period;

 (3)         to the extent that the pro forma effect of any transaction is to be made pursuant to clause (1) or (2) above, such pro forma effect shall be determined in good faith on a reasonable basis by a responsible financial or accounting officer of the specified Person, whose determination shall be conclusive, as if the subject transaction(s) had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(4)          the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of (without duplication of clauses (1) and (2) above) prior to the date on which the Debt to Cash Flow Ratio is to be calculated, shall be excluded;

(5)          any Person that is a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(6)          any Person that is not a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For the avoidance of doubt, if the Debt to Cash Flow Ratio is determined for any period commencing prior to the date that is four fiscal quarters after the fiscal quarter during which the Closing Date occurs, the Debt to Cash Flow Ratio shall be calculated giving pro forma effect to the Transactions as if the Transactions had occurred on the first day of the four quarter reference period.

“December 2012 Sixth Supplemental Indenture” means the Sixth Supplemental Indenture, dated as of December 14, 2012, among MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, to the September 2010 Senior Notes Indenture.

“Designated L/C Facilities” means one or more letter of credit facilities entered into from time to time by the Company or a Subsidiary providing in aggregate for up to $300.0 million in availability (in each case as may be amended, supplemented or otherwise modified from time to time).

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Company) of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of, or other receipt of cash and Cash Equivalents in respect of, such Designated Non-cash Consideration.

“Domestic Subsidiary” means any Subsidiary of the Company that is not a Foreign Subsidiary.

“DT Notes” shall have the meaning assigned to such term in the Business Combination Agreement.

“Excluded Subsidiary” means any Subsidiary of Parent that is, at any time of determination, (i) not a Wholly-Owned Subsidiary, (ii) an Immaterial Subsidiary, (iii) a Foreign Subsidiary, (iv) a Domestic Subsidiary that is (x) a FSHCO or (y) a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (v) an “Unrestricted Subsidiary” (or the equivalent thereof) under the Credit Agreement, (vi) a not-for-profit Subsidiary, (vii) a Captive Insurance Subsidiary, (viii) a special purpose securitization vehicle (or similar entity), including any Permitted Receivables Financing Subsidiary, any Permitted Spectrum Financing Subsidiary or any Permitted Tower Financing Subsidiary, or any of their respective Subsidiaries, (ix) prohibited from guaranteeing the Specified Obligations by any applicable law (including financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations) or by any contractual requirement existing on the date of the consummation of the Sprint Merger or on the date of the acquisition of such Subsidiary or the date such Subsidiary became a “Restricted Subsidiary” under the Credit Agreement (in each case not created in contemplation of such acquisition or of such Restricted Subsidiary becoming such a Restricted Subsidiary) (and for so long as such restriction or any replacement or renewal thereof is in effect), including any requirement to obtain the consent, approval, license or authorization of a Governmental Authority or third party (other than the Company or any Guarantor or “Restricted Subsidiary” under the Credit Agreement) (unless such consent, approval, license or authorization has been obtained), (x) [reserved], (xi) with respect to which the provision of a guarantee would, in the reasonable good faith determination of the Company in consultation with the administrative agent under the Credit Agreement (for so long as the Credit Agreement is outstanding), be expected to result in materially adverse tax or regulatory consequences to the Company or any of its Subsidiaries or (xii) with respect to which the Company and the administrative agent under the Credit Agreement (for so long as the Credit Agreement is outstanding) reasonably determine the cost or other consequences of providing a guarantee is likely to be excessive in relation to the value to be afforded thereby; provided that, notwithstanding the foregoing, (a) the Company may in its sole discretion designate any Excluded Subsidiary as a Subsidiary Guarantor and may, thereafter, re-designate such Subsidiary as an Excluded Subsidiary (so long as such Subsidiary otherwise then qualifies as an Excluded Subsidiary pursuant to any of clauses (ii) through (xii) above), upon which re-designation such Subsidiary shall automatically be released from its Note Guarantee; provided that, for so long as the Credit Agreement is outstanding, in the case of any designation (or re-designation) of any Subsidiary that is not a Domestic Subsidiary as a Subsidiary Guarantor, (x) the jurisdiction of such Subsidiary shall be reasonably satisfactory to the administrative agent under the Credit Agreement and (y) the administrative agent under the Credit Agreement shall have received at least 3 Business Days prior to such Subsidiary becoming a Subsidiary Guarantor, all documentation and other information required by regulatory authorities with respect to such Subsidiary under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case as reasonably requested by the administrative agent under the Credit Agreement at least 10 Business Days prior to such Subsidiary becoming a Subsidiary Guarantor and (b) no Subsidiary of Parent that provides a guarantee of the Existing T-Mobile Unsecured Notes shall constitute an Excluded Subsidiary.

“Existing Indebtedness” means (a) Indebtedness of the Company and its Subsidiaries (other than Indebtedness in respect of the DT Notes) in existence on the Closing Date, until such amounts are repaid, (b)(1) the $1.75B Notes in existence on the Closing Date (and any “Exchange Notes” (as defined in the $1.75B Notes Base Indenture) relating thereto), and (2) all other Indebtedness of MetroPCS Wireless, Inc. and its Subsidiaries in existence on the Closing Date that was not incurred in violation of the terms of the Business Combination Agreement, in each case until such amounts are repaid (provided that the aggregate principal amount of Indebtedness incurred in contemplation of the Transactions, including any Indebtedness in the form of the $1.75B Notes and notes issued on the date of the Base Indenture, in each case permitted by this clause (b), shall not exceed $20.5 billion).

“Existing Receivables Financing Subsidiaries” means each of T-Mobile Airtime Funding LLC, T-Mobile Handset Funding LLC, SFE 1, LLC and SFE 2, LLC, together with their successors and assigns and any Subsidiary of the foregoing.

“Existing Sprint Spectrum Financing Documents” means the Existing Sprint Spectrum-Backed Notes, the Existing Sprint Spectrum Indenture, the Initial Spectrum Performance Agreement, the Intra-Company Spectrum Lease Agreement, dated as of October 27, 2016, among certain of the Existing Sprint Spectrum Note Entities, Sprint Communications, Inc., and the other parties thereto, each “Transaction Document” (as defined in the Existing Sprint Spectrum Indenture) and each other document related thereto, in each case as amended, supplemented or otherwise modified from time to time.

“Existing Sprint Spectrum Indenture” means the Indenture, dated as of October 27, 2016, by and among Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, Sprint Spectrum Co III LLC, and Deutsche Bank Trust Company Americas, as trustee, as amended, supplemented or otherwise modified from time to time, including as supplemented with respect to each series of Existing Sprint Spectrum-Backed Notes.

“Existing Sprint Spectrum Issuers” means Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, Sprint Spectrum Co III LLC, and their successors and assigns.

“Existing Sprint Spectrum Note Entities” means, collectively, each of Sprint Spectrum Depositor LLC, Sprint Spectrum Depositor II LLC, Sprint Spectrum Depositor III LLC, Sprint Intermediate HoldCo LLC, Sprint Intermediate HoldCo II LLC, Sprint Intermediate HoldCo III LLC, Sprint Spectrum PledgeCo LLC, Sprint Spectrum PledgeCo II LLC, Sprint Spectrum PledgeCo III LLC, Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, Sprint Spectrum Co III LLC, Sprint Spectrum License Holder LLC, Sprint Spectrum License Holder II LLC and Sprint Spectrum License Holder III LLC, their successors and assigns and any Subsidiary of the foregoing.

“Existing Sprint Spectrum Transaction” means the transactions contemplated by the Existing Sprint Spectrum Financing Documents, including the issuance of any Existing Sprint Spectrum-Backed Notes.

“Existing Sprint Spectrum-Backed Notes” means the Existing Sprint Spectrum Issuers’ Series 2018-1 4.738% Senior Secured Notes, Class A-1, Series 2018-1 5.152% Senior Secured Notes, Class A-2, Series 2016-1 3.360% Senior Secured Notes, Class A-1, and any other note or series of notes issued under the Existing Sprint Spectrum Indenture from time to time.

“Existing Sprint Unsecured Notes” means (i) the 6.875% Notes due 2028 issued pursuant to the Sprint Capital Corporation Indenture, as supplemented by that certain Officers’ Certificate dated as of November 16, 1998, (ii) the 8.750% Notes due 2032 issued pursuant to the Sprint Capital Corporation Indenture, as supplemented by that certain Officers’ Certificate dated as of March 8, 2002, (iii) the 11.500% Notes due 2021 issued pursuant to the Sprint Communications, Inc. Indenture, as supplemented by that certain First Supplemental Indenture dated as of November 9, 2011, between Sprint Communications, Inc. (formerly known as Sprint Nextel Corporation) and The Bank of New York Trust Company, N.A., as trustee, (iv) the 7.000% Notes due 2020 issued pursuant to the Sprint Communications, Inc. Indenture, as supplemented by that certain Fifth Supplemental Indenture dated as of August 14, 2012, between Sprint Communications, Inc. (formerly known as Sprint Nextel Corporation), and The Bank of New York Trust Company, N.A., as trustee (which were repaid at maturity on August 15, 2020), (v) the 6.000% Notes due 2022 issued pursuant to the Sprint Communications, Inc. Indenture, as supplemented by that certain Sixth Supplemental Indenture dated as of November 14, 2012, between Sprint Communications, Inc. (formerly known as Sprint Nextel Corporation), and The Bank of New York Trust Company, N.A., as trustee, (vi) the 7.250% Notes due 2021 issued pursuant to the Sprint Corporation Indenture, as supplemented by that certain First Supplemental Indenture dated as of September 11, 2013, among Sprint Corporation, Sprint Communications, Inc., as guarantor, and the Bank of New York Mellon Trust Company, N.A., as trustee (vii) the 7.875% Notes due 2023 issued pursuant to the Sprint Corporation Indenture, as supplemented by that certain Second Supplemental Indenture dated as of September 11, 2013, among Sprint Corporation, Sprint Communications, Inc., as guarantor, and the Bank of New York Mellon Trust Company, N.A., as trustee, (viii) the 7.125% Notes due 2024 issued pursuant to the Sprint Corporation Indenture, as supplemented by that certain Third Supplemental Indenture dated as of December 12, 2013, among Sprint Corporation, Sprint Communications, Inc., as guarantor, and the Bank of New York Mellon Trust Company, N.A., as trustee, (ix) the 7.625% Notes due 2025 issued pursuant to the Sprint Corporation Indenture, as supplemented by that certain Fourth Supplemental Indenture dated as of February 24, 2015, among Sprint Corporation, Sprint Communications, Inc., as guarantor, and the Bank of New York Mellon Trust Company, N.A., as trustee and (x) the 7.625% Notes due 2026 issued pursuant to the Sprint Corporation Indenture, as supplemented by that certain Fifth Supplemental Indenture dated as of February 22, 2018, among Sprint Corporation, Sprint Communications, Inc., as guarantor, and the Bank of New York Mellon Trust Company, N.A., as trustee.

“Existing T-Mobile Secured Notes” means (i) the 3.500% Senior Secured Notes due 2025 issued pursuant to the Indenture, dated as of April 9, 2020 (the “April 2020 Base Indenture”), by and between T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, as supplemented by that certain First Supplemental Indenture, dated as of April 9, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (ii) the 3.750% Senior Secured Notes due 2027 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Second Supplemental Indenture, dated as of April 9, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (iii) the 3.875% Senior Secured Notes due 2030 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Third Supplemental Indenture, dated as of April 9, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (iv) the 4.375% Senior Secured Notes due 2040 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Fourth Supplemental Indenture, dated as of April 9, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (v) the 4.500% Senior Secured Notes due 2050 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Fifth Supplemental Indenture, dated as of April 9, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (vi) the 1.500% Senior Secured Notes due 2026 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Seventh Supplemental Indenture, dated as of June 24, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (vii) the 2.050% Senior Secured Notes due 2028 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Eighth Supplemental Indenture, dated as of June 24, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, and that certain Tenth Supplemental Indenture, dated as of October 6, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (viii) the 2.550% Senior Secured Notes due 2031 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Ninth Supplemental Indenture, dated as of June 24, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, and that certain Eleventh Supplemental Indenture, dated as of October 6, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (ix) the 2.250% Senior Secured Notes due 2031 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Fourteenth Supplemental Indenture, dated as of October 28, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (x) the 3.000% Senior Secured Notes due 2041 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Twelfth Supplemental Indenture, dated as of October 6, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, and that certain Fifteenth Supplemental Indenture, dated as of October 28, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (xi) the 3.300% Senior Secured Notes due 2051 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Thirteenth Supplemental Indenture, dated as of October 6, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, and that certain Sixteenth Supplemental Indenture, dated as of October 28, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, and (xii) the 3.600% Senior Secured Notes due 2060 issued pursuant to the April 2020 Base Indenture, as supplemented that certain Seventeenth Supplemental Indenture, dated as of October 28, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee.

“Existing T-Mobile Unsecured Notes” means (i) the 6.000% Senior Notes due 2023 issued pursuant to the Base Indenture, as supplemented by that certain Seventeenth Supplemental Indenture dated as of September 5, 2014, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (ii) the 6.500% Senior Notes due 2024 issued pursuant to the Base Indenture, as supplemented by that certain Fifteenth Supplemental Indenture dated as of November 21, 2013, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (which were redeemed on July 4, 2020), (iii) the 6.375% Senior Notes due 2025 issued pursuant to the Base Indenture, as supplemented by that certain Eighteenth Supplemental Indenture dated as of September 5, 2014, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (which were redeemed on September 1, 2020), (iv) the 6.500% Senior Notes due 2026 issued pursuant to the Base Indenture, as supplemented by that certain Twentieth Supplemental Indenture dated as of November 5, 2015, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (v) the 6.000% Senior Notes due 2024 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-First Supplemental Indenture dated as of April 1, 2016, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (vi) the 4.000% Senior Notes due 2022 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-Third Supplemental Indenture dated as of March 16, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (vii) the 5.125% Senior Notes due 2025 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-Fourth Supplemental Indenture dated as of March 16, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (viii) the 5.375% Senior Notes due 2027 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-Fifth Supplemental Indenture dated as of March 16, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (ix) the 4.000% Senior Notes due 2022-1 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-Sixth Supplemental Indenture dated as of April 27, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (x) the 5.125% Senior Notes due 2025-1 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-Seventh Supplemental Indenture dated as of April 28, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (which were redeemed on July 4, 2020), (xi) the 5.375% Senior Notes due 2027-1 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-Eighth Supplemental Indenture dated as of April 28, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (xii) the 5.300% Senior Notes due 2021 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-Ninth Supplemental Indenture dated as of May 9, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (which were repurchased and canceled in connection with the Sprint Merger), (xiii) the 6.000% Senior Notes due 2024 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-First Supplemental Indenture dated as of April 1, 2016, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, as supplemented further by that certain Thirtieth Supplemental Indenture dated as of May 9, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (which were repurchased and canceled in connection with the Sprint Merger), (xiv) the 4.500% Senior Notes due 2026 issued pursuant to the Base Indenture, as supplemented by that certain Thirty-Second Supplemental Indenture, dated as of January 25, 2018, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (xv) the 4.750% Senior Notes due 2028 issued pursuant to the Base Indenture, as supplemented by that certain Thirty-Third Supplemental Indenture dated as of January 25, 2018, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (xvi) the 4.500% Senior Notes due 2026-1 issued pursuant to the Base Indenture, as supplemented by that certain Thirty-Fifth Supplemental Indenture, dated as of April 30, 2018, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (xvii) the 4.750% Senior Notes due 2028-1 issued pursuant to the Base Indenture, as supplemented by that certain Thirty-Sixth Supplemental Indenture, dated as of April 30, 2018, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (xviii) the 2.250% Senior Notes due 2026 issued pursuant to the Base Indenture, as supplemented by that certain Forty-Third Supplemental Indenture, dated as of January 14, 2021, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (xix) the 2.625% Senior Notes due 2029 issued pursuant to the Base Indenture, as supplemented by that certain Forty-Fourth Supplemental Indenture, dated as of January 14, 2021, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee and (xx) the 2.875% Senior Notes due 2031 issued pursuant to the Base Indenture, as supplemented by that certain Forty-Fifth Supplemental Indenture, dated as of January 14, 2021, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee.

 “Financing Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a financing lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP.

“First Lien Debt to Cash Flow Ratio” means, as of the last day of any period, the ratio of (a) (i) the Specified Consolidated Indebtedness of such Person as of such date that constitutes First Lien Obligations (including, in any event, the aggregate amount of Specified Consolidated Indebtedness constituting Permitted Spectrum Financings) less (ii) the aggregate amount of unrestricted Specified Cash Equivalents of the Company and its Subsidiaries as of such date to (b) the Specified Consolidated Cash Flow of such Person for such period.

For purposes of making the computation referred to above, the First Lien Debt to Cash Flow Ratio, Specified Consolidated Indebtedness and Specified Consolidated Cash Flow shall be calculated on a Pro Forma Basis.

“First Lien Obligations” means any Specified Indebtedness that is secured by Liens on the collateral that secures the Existing T-Mobile Secured Notes on a pari passu basis with the Liens that secure the Existing T-Mobile Secured Notes.

“First Priority Initial Spectrum Obligations” means, collectively, the lease payments and all other obligations and liabilities of the Company and the Guarantors (including, without limitation, Post-Petition Interest), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with (i) the Initial Intra-Company Spectrum Lease Agreement and (ii) the Initial Spectrum Performance Agreement, in each case, whether on account of principal, lease payments, guarantee payments, interest, reimbursement obligations, fees, prepayment premiums, liquidated damages, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel that are required to be paid by the Company or any Guarantors pursuant to the terms of any of the foregoing agreements); provided that notwithstanding anything to the contrary in any documents or agreements (and regardless of any underlying actual amounts owing or outstanding), the total amount of the foregoing obligations that may constitute “First Priority Initial Spectrum Obligations” shall be limited to an aggregate amount not to exceed at any time $3,500,000,000.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Foreign Subsidiary” means any Subsidiary of Parent other than a Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia.

“FSHCO” means any Subsidiary of Parent that owns no material assets (directly or through Subsidiaries) other than Equity Interests (or Equity Interests and Specified Indebtedness) in one or more Foreign Subsidiaries that are CFCs.

“GAAP” means generally accepted accounting principles as in effect on the date of any calculation or determination required under the Notes of this Series or the Indenture. Notwithstanding the foregoing, at any time, (i) the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP or parts of the Accounting Standards Codification or “ASC” shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture) and (ii) the Company, on any date may elect to establish that GAAP shall mean GAAP as in effect on such date; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of outstanding Notes of this Series.

“Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof and any other agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

 “Governmental Authorization” means any permit, license, authorization, plan, directive, consent, permission, consent order or consent decree of or from any Governmental Authority, including but not limited to FCC Licenses.

“Immaterial Subsidiary” means any Subsidiary of the Company that at any time has Consolidated Total Assets accounting for less than 2.50% of the Company’s Consolidated Total Assets; provided that the aggregate Consolidated Total Assets of all Immaterial Subsidiaries shall not at any time exceed 5.00% of the Company’s Consolidated Total Assets.

“Indebtedness” means, with respect to any specified Person, without duplication, (1) any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)	in respect of banker’s acceptances;

(d)	representing Financing Lease Obligations;

(e)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(f)	representing any Hedging Obligations; and

(2) any financial liabilities recorded in respect of the upfront proceeds received in connection with the Towers Transaction;

in each case, if and only to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles (or in the application thereof) after the Closing Date be deemed to be an incurrence of Indebtedness for any purpose under the Indenture. The amount of any Indebtedness shall be determined in accordance with the last paragraph of Section 4.09 of the Base Indenture or

The amount of any Indebtedness outstanding as of any date will be:

(a)           the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(b)          in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such obligations that would be payable (giving effect to netting) by such Person at such time;

(c)          the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(d)          in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(i)           the Fair Market Value of such assets at the date of determination; and

(ii)          the amount of the Indebtedness of the other Person.

“Indebtedness for Borrowed Money” means, with respect to any specified Person, without duplication, the Specified Indebtedness described in clauses (1)(a) and (1)(b) of the definition of “Specified Indebtedness.”

“Initial Intra-Company Spectrum Lease Agreement” means the Intra-Company Spectrum Lease Agreement, dated as of October 27, 2016, by and among, inter alia, various SpectrumCo1 entities, as lessors, Sprint Communications, Inc., as lessee, Sprint Corporation and the other guarantors party thereto (as amended from time to time).

“Initial Spectrum Performance Agreement” means the SCI Payment and Performance Undertaking Agreement, dated as of October 27, 2016, between Sprint Communications, Inc., Sprint Corporation, the other grantors party thereto, and Deutsche Bank Trust Company Americas, as trustee (as amended from time to time).

“Insolvency Proceeding” means each of the following, in each case with respect to the Company or any Guarantor or any property or Specified Indebtedness of the Company or any Guarantor: (a)(i) any voluntary or involuntary case or proceeding under any Bankruptcy Law or any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, (ii) any case or proceeding seeking receivership, liquidation, reorganization, winding up or other similar case or proceeding, (iii) any case or proceeding seeking arrangement, adjustment, protection, relief or composition of any debt and (iv) any case or proceeding seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official and (b) any general assignment for the benefit of creditors.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment Grade” means:

(1)          with respect to Moody’s, a rating of Baa3 (or its equivalent under any successor rating category of Moody’s) or better (and, for purposes of an Investment Grade Event, stable or better outlook);

(2)          with respect to S&P, a rating of BBB- (or its equivalent under any successor rating category of S&P) or better (and, for purposes of an Investment Grade Event, stable or better outlook);

(3)          with respect to Fitch, a rating of BBB- (or its equivalent under any successor rating category of Fitch) or better (and, for purposes of an Investment Grade Event, stable or better outlook); and

(4)        if any Rating Agency ceases to exist or ceases to rate any Series of Notes issued under the Base Indenture for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization”, as such term is defined under Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency.

“Investment Grade Event” means:

(1)          the Company has obtained a rating or, to the extent any Rating Agency will not provide a rating, an advisory or prospective rating from at least two Rating Agencies, that reflects an Investment Grade rating (i) for the corporate rating of the Company or Parent and (ii) with respect to each outstanding Series of Notes issued under the Base Indenture after giving effect to the proposed release of all of the Note Guarantees;

(2)          no Event of Default shall have occurred and be continuing with respect to such Series of Notes; and

(3)          the (i) guarantees by, or direct obligation of, the Guarantors with respect to the Credit Agreement and the Existing T-Mobile Secured Notes have been released or would be released simultaneously with an Investment Grade Event Election and (ii) Liens securing the Specified Obligations under the Existing T-Mobile Secured Notes and the Specified Obligations under the Credit Agreement (including related secured interest rate agreements) have been released or would be released simultaneously with an Investment Grade Event Election.

“Investment Grade Event Election” means an election by the Company, upon or following the occurrence of an Investment Grade Event, to cause the Note Guarantees in respect of the Notes of this Series to be released. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of outstanding Notes of this Series.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease in the nature thereof; provided that in no event shall an operating lease in and of itself constitute a Lien.

“Material Subsidiary” means any Person that is a Domestic Subsidiary if, as of the date of the most recent balance sheet of the Company, the aggregate amount of securities of, loans and advances to, and other investments in, such Person held by the Company and its Subsidiaries exceeded 10% of the Company’s Consolidated Net Worth, provided that any Subsidiary that is at any time designated as an “Unrestricted Subsidiary” (or the equivalent thereof) under the Credit Agreement shall not constitute a “Material Subsidiary” for any purpose hereof.

“Non-Recourse Debt” means Specified Indebtedness:

(1)          as to which neither the Company nor any of its Restricted Subsidiaries (prior to the occurrence of an Investment Grade Event Election) or any of its Subsidiaries (following the occurrence of an Investment Grade Event Election) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Specified Indebtedness), subject to customary “bad-boy” exceptions, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2)          no default with respect to which (including any rights that the holders of the Specified Indebtedness may have to take enforcement action against an Unrestricted Subsidiary (prior to the occurrence of an Investment Grade Event Election) or an “Unrestricted Subsidiary” (or equivalent thereof) under the Credit Agreement (following the occurrence of an Investment Grade Event Election)) would permit upon notice, lapse of time or both any holder of any other Specified Indebtedness of the Company or any of its Restricted Subsidiaries (prior to the occurrence of an Investment Grade Event Election) or any of its Subsidiaries (following the occurrence of an Investment Grade Event Election) to declare a default on such other Specified Indebtedness or cause the payment of the Specified Indebtedness to be accelerated or payable prior to its stated maturity;

provided that Non-Recourse Debt incurred by a Permitted Receivables Financing Subsidiary, Permitted Spectrum Financing Subsidiary or Permitted Tower Financing Subsidiary may have recourse to the Company and its Subsidiaries pursuant to Standard Securitization Undertakings.

 “Permitted Acquisition” means:

(1)          any Specified Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Specified Investment (i) such Person becomes a Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets or any division or business unit to, or is liquidated into, the Company or a Subsidiary of the Company; and

(2)          acquisitions of spectrum licenses.

“Permitted Investments” means:

(1)          any Investment in the Company or in any Restricted Subsidiary of the Company;

(2)          any Investment in Cash Equivalents;

(3)          any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)          such Person becomes a Restricted Subsidiary of the Company; or

(b)          such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)          any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 of the Base Indenture;

(5)          any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or Equity Interests of Parent;

(6)          any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)          Investments represented by Hedging Obligations;

(8)          loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $50.0 million at any one time outstanding;

(9)          any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value of (i) the Notes of this Series, and any Additional Notes of the same Series, (ii) the DT Notes, and any Additional Notes (as defined in the Base Indenture) of the same Series, and any Exchange Notes (as defined in the Base Indenture) relating thereto, (iii) any of the $1.75B Notes or (iv) any other Indebtedness that is pari passu with the Notes of this Series;

(10)        advances and prepayments for asset purchases in the ordinary course of business in a Permitted Business of the Company or any of its Restricted Subsidiaries;

(11)        Investments existing on the Closing Date, including Investments held by MetroPCS Wireless, Inc., the Company and their Subsidiaries immediately prior to the Merger;

(12)        Investments in the ISIS Joint Venture having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Closing Date that are at that time outstanding, not to exceed $300.0 million;

(13)        Permitted Bond Hedge Transactions which constitute Investments;

(14)        (a) Permitted Joint Venture Investments, and (b) other Investments in any Person other than an Affiliate of the Company (excluding any Person that is an Affiliate of the Company solely by reason of Parent’s ownership, directly or indirectly, of Equity Interests or Parent’s control, of such Person or which becomes an Affiliate as a result of such Investment), to the extent such Investment under (a) or (b) has an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed 12.5% of the Company’s Total Assets on the date of such Investment;

(15)        Investments in a Person primarily engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) since the Closing Date that are at that time outstanding, not to exceed the greater of (x) $1,600.0 million and (y) 6.0% of the Consolidated Cash Flow of the Company;

(16)        guarantees permitted under Section 4.09 of the Base Indenture;

(17)        deposits or payments made with the FCC in connection with the auction or licensing of Governmental Authorizations;

(18)        any Investment deemed made from time to time pursuant to Section 4.18 of the Base Indenture in connection with a Specified Unrestricted Subsidiary Designation, in an amount equal to the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiaries designated as Unrestricted Subsidiaries pursuant to such Specified Unrestricted Subsidiary Designation, but only to the extent not in excess of the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in such designated Subsidiaries as of the Closing Date (for this purpose, it shall be assumed, as regards to Investments in any Designated Tower Entity, that all wireless communications sites, towers, and related contracts, equipment, improvements, real estate, and other assets of the Company and its Subsidiaries subject to the Towers Transaction that are contemplated to be transferred to the Designated Tower Entities in accordance with the terms of the Towers Transaction, as contemplated in the Towers Transaction Agreements as in effect as of March 19, 2013, had been transferred to the Designated Tower Entities, whether or not all such transfers have in fact then taken place, but disregarding any transfers of assets not part of the Towers Transaction as contemplated in the Towers Transaction Agreements as in effect as of March 19, 2013);

(19)        any other Investments made in connection with the Towers Transaction, as contemplated in the Towers Transaction Agreements as in effect as of March 19, 2013; and

(20)        other Investments; provided that the Debt to Cash Flow Ratio calculated on a pro forma basis in the manner described in the definition of “Debt to Cash Flow Ratio” after giving effect to such Investment would be equal to or less than 3.50 to 1.00.

Notwithstanding any other provision to the contrary, no Permitted Investment shall be deemed to be a Restricted Payment.

 “Permitted Liens” means:

(1)        Liens securing Specified Indebtedness and other Specified Obligations under Credit Facilities and/or securing Hedging Obligations related thereto permitted by clauses (1), (8) and (19) of Section 4.09(b) hereof, provided that any secured Permitted Refinancing Indebtedness incurred in respect of Specified Indebtedness or other Specified Obligations previously secured pursuant to this clause (1) will be treated as Specified Indebtedness secured pursuant to this clause (1) in making any determination as to whether additional Specified Indebtedness or other Specified Obligations may be secured pursuant to this clause (1);

(2)        Liens in favor of the Company or the Guarantors;

(3)        Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Company or is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person that becomes a Subsidiary of the Company or is merged into or consolidated with the Company or the Subsidiary;

(4)        Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(5)        (a) bankers’ Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, and (b) Liens, deposits (including deposits with the FCC) or pledges to secure the performance of bids, tenders, trade or governmental contracts, leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)        Liens to secure Specified Indebtedness (including Financing Lease Obligations) permitted by clause (4) of Section 4.09(b) hereof covering only the assets (including the proceeds thereof, accessions thereto and upgrades thereof) acquired with or financed by such Specified Indebtedness;

(7)        Liens existing on the Series Issue Date;

(8)        Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)        Liens imposed by law or contract, such as carriers’, warehousemen’s, suppliers’, vendors’, construction, repairmen’s, landlord’s and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business;

(10)      survey exceptions, encumbrances, leases, subleases, encroachments, protrusions, easements or reservations of, or rights of others for, licenses, sub-licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including defects or irregularities in title and similar encumbrances) as to the use of real property that were not incurred in connection with Specified Indebtedness, or Liens incidental to the conduct of business of such Person or to the ownership of its properties that were not incurred in connection with Specified Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)      Liens arising by reason of a judgment, attachment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(12)     Liens created for the benefit of (or to secure) the Notes of any Series (or the Note Guarantees);

(13)      Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:

(a)   the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property and assets and proceeds or distributions of such property and assets and improvements and accessions thereto); and

(b)   the Specified Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Specified Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (y) an amount necessary to pay accrued and unpaid interest, any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14)      (a) Liens contained in purchase and sale agreements or lease agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby or the termination of the lease, respectively, (b) spectrum leases or other similar lease or licensing arrangements contained in, or entered into in connection with, purchase and sale agreements, and (c) Liens relating to deposits or escrows established in connection with purchase and sale agreements;

(15)      Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Company or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(16)      Liens (x) in favor of the Trustee as provided for in the Indenture on money or property held or collected by the Trustee in its capacity as trustee and (y) on Specified Cash Equivalents securing obligations under any Specified Indebtedness of the Company or any Subsidiary of the Company that has been called for redemption, defeasance or discharge;

(17)      Liens on Specified Cash Equivalents securing (a) workers’ compensation claims, self-insurance obligations, unemployment insurance or other social security, old age pension, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds, indemnity bonds, specific performance or injunctive relief bonds, surety bonds, public liability obligations, or other similar bonds or obligations, or securing any Specified Guarantees or letters of credit functioning as or supporting any of the foregoing, in each case incurred in the ordinary course of business or (b) letters of credit required to be issued for the benefit of any Person that controls a Specified Permitted Joint Venture Investment to secure any put right for the benefit of the Person controlling the Specified Permitted Joint Venture Investment;

(18)      Liens arising from Uniform Commercial Code financing statement filings (or similar filings in any other jurisdiction) regarding operating leases or consignments or sales of receivables entered into in the ordinary course of business covering only the property under lease (plus improvements and accessions to such property and proceeds or distributions of such property and improvements and accessions thereto), consignment or sale and other Liens arising solely from precautionary UCC financing statements or similar filings;

(19)      any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense entered into in the ordinary course of business;

(20)      Liens on Specified Cash Equivalents on deposit to secure reimbursement obligations under letters of credit incurred in the ordinary course of business;

(21)      (i) prior to the occurrence of an Investment Grade Event Election, Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Person that is a Permitted Joint Venture Investment owned by the Company or any Restricted Subsidiary to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Person and (ii) following the occurrence of an Investment Grade Event Election, Liens on and pledges of the Equity Interests of any Person that is an unrestricted subsidiary under any Credit Facility or any joint venture owned by the Company or any Subsidiary of the Company to the extent securing Non-Recourse Debt or other Specified Indebtedness of such Person;

(22)      Liens arising under operating agreements, joint venture agreements, partnership agreements, contracts for sale and other agreements arising in the ordinary course of business that are customary in the Specified Permitted Business, and applicable only to the assets that are the subject of such agreements or contracts;

(23)      Liens securing Hedging Obligations;

(24)      Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(25)      Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26)      Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(27)      Liens securing any arrangement for treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services and any automated clearing house transfer of funds provided to Parent or any of its Subsidiaries;

(28)      Liens with respect to obligations that do not exceed at any time the greater of (x) $3,750.0 million and (y) 17.00% of Specified Consolidated Cash Flow determined on a Pro Forma Basis for the most recently ended Test Period;

(29)      Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

(30)      Liens, if any, incurred in connection with the Specified Towers Transactions;

(31)      Liens securing obligations in respect of the operating lease payments owed to SpectrumCo1 or in respect of any other secured spectrum leases to which the Company or any of its Subsidiaries are a party, and any related payment and performance undertaking;

(32)      leases, licenses, subleases and sublicenses of, and the granting of an easement interest in and to, assets (including real property and intellectual property rights and other general intangibles) in the ordinary course of business;

(33)      pledges and deposits in the ordinary course of business to secure liability to insurance carriers, insurance companies and brokers;

(34)      grants of software and other technology licenses in the ordinary course of business;

(35)      Liens arising out of conditional sale, title retention, consignment or similar arrangement for the sale of goods in the ordinary course of business;

(36)      Liens on equipment of the Company or any Subsidiary of the Company granted in the ordinary course of business to the Company’s or such Subsidiary’s client at which such equipment is located;

(37)      Liens on receivables and related assets including proceeds thereof being sold in factoring arrangements in the ordinary course of business;

(38)      customary options, put and call arrangements, rights of first refusal and similar rights relating to Specified Investments in joint ventures, partnerships and similar investment vehicles;

(39)      Liens arising out of or deemed to exist in connection with any financing transaction with respect to property owned, built or acquired by the Company or any Subsidiary of the Company;

(40)      Liens securing obligations in respect of the Designated L/C Facilities;

(41)      Liens on the cash proceeds (and the related escrow account, and any money market funds or securities in which such cash proceeds are invested during the applicable escrow period) of any issuance of Specified Indebtedness in connection with the cash proceeds of such Specified Indebtedness being placed into (and pending the release from) escrow; and

(42)      Liens incurred in connection with all transactions (i) contemplated by the Boost Asset Purchase Agreement and (ii) entered into pursuant to the consent decree originally filed by the U.S. Department of Justice with the U.S. District Court for the District of Columbia on July 26, 2019, as agreed to the U.S. Department of Justice, Parent, DT, Sprint Corporation, SoftBank Group Corp., and DISH Network Corporation, as it may be further amended or modified.

“Permitted MetroPCS Notes” shall have the meaning assigned to such term in the Business Combination Agreement.

“Permitted Post-IG Event Election Liens” means:

(1)          Permitted Liens, other than those Permitted Liens incurred pursuant to clause (1), (6) and (7) of the definition thereof;

(2)          Liens to secure Specified Indebtedness represented by Financing Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or the Capital Stock of any Person owning such assets used in the business of the Company or its Subsidiaries; provided that Liens securing Specified Indebtedness permitted to be incurred pursuant to this clause (2) extend only to the assets purchased with the proceeds of such Specified Indebtedness, accessions to such assets, lease and sublease interests related thereto and upgrades thereof and the proceeds and products thereof, any lease of such assets (including accessions thereto) and the proceeds and products thereof and customary security deposits in respect thereof; provided, however, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(3)          Liens existing on the Series Issue Date (other than Liens permitted by clause (4) below);

(4)          Liens created for the benefit of (or to secure) First Lien Obligations in an aggregate principal amount not to exceed $19.0 billion at any time outstanding;

(5)          Liens with respect to Specified Obligations that do not exceed 15% of Consolidated Net Tangible Assets determined on a Pro Forma Basis for the most recently ended Test Period; and

(6)          Liens to secure any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive refinancing, refunding, restatement, exchange, extensions, renewals or replacements) as a whole, or in part, of any Specified Indebtedness secured by any Lien included or incorporated by reference in this definition of “Permitted Post-IG Event Election Liens” (including any accrued but unpaid interest thereon and any dividend, premium (including tender premiums), defeasance costs, underwriting discounts and any fees, costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement); provided, however, that:

(a)          the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property and assets and proceeds or distributions of such property and assets and improvements and accessions thereto); and

(b)          the Specified Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Specified Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (y) an amount necessary to pay accrued and unpaid interest, any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge.

“Permitted Receivables Financing” means any Receivables Financing of a Permitted Receivables Financing Subsidiary the terms of which (including financing terms, covenants, termination events and other provisions) (a) have been negotiated at arm’s length and (b) are, in the good faith determination of the Company’s Board of Directors or a senior financial officer of the Company, which determination shall be conclusive, in the aggregate economically fair and reasonable to the Company and its Subsidiaries.

“Permitted Receivables Financing Assets” means financial assets, including accounts receivable, chattel paper and other payment rights, and related assets (including contract rights and insurance payments), and the proceeds thereof.

“Permitted Receivables Financing Subsidiary” means, collectively, (i) each Existing Receivables Financing Subsidiary, (ii) each other Wholly-Owned Subsidiary of the Company that engages in no material activities other than in connection with Permitted Receivables Financings and any business or activities incidental or related to such business and (iii) any other Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Company or any of its Subsidiaries makes a Specified Investment and to which the Company or any of its Subsidiaries transfers Permitted Receivables Financing Assets that engages in no material activities other than in connection with Permitted Receivables Financings, and any business or activities incidental or related to such business, and in the case of clause (ii) or (iii) above which is designated by the Board of Directors of the Company (as provided below) as a Permitted Receivables Financing Subsidiary and in each case (a) no portion of the Specified Indebtedness (contingent or otherwise) of which (i) is guaranteed by Parent, the Company or any of their Subsidiaries, other than another Permitted Receivables Financing Subsidiary or (to the extent that it might be deemed a guaranty) pursuant to Standard Securitization Undertakings, or (ii) is recourse to or obligates Parent, the Company or any of their Subsidiaries, other than another Permitted Receivables Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings, (b) to which none of Parent, the Company or any of their Subsidiaries, other than another Permitted Receivables Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by delivery to the Trustee of a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries, any Disqualified Stock of the Company or any Preferred Stock of any Restricted Subsidiary issued to Refinance any other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), any Disqualified Stock of the Company or any Preferred Stock of a Restricted Subsidiary in a principal amount or, in the case of Disqualified Stock of the Company or Preferred Stock of a Restricted Subsidiary, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:

(1)         the principal amount or, in the case of Disqualified Stock or Preferred Stock, liquidation preference, of the Indebtedness, Disqualified Stock or Preferred Stock so Refinanced (plus, in the case of Indebtedness, the amount of accrued interest and premium, if any paid in connection therewith), and

(2)           if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing;

in each case, except to the extent that any such excess principal amount (or accreted value, as applicable) would be then permitted to be incurred by other provisions of Section 4.09 of the Base Indenture; provided that such excess principal amount of Indebtedness shall be deemed to be incurred under such other provision.

Notwithstanding the preceding, no Indebtedness, Disqualified Stock or Preferred Stock will be deemed to be Permitted Refinancing Indebtedness, unless:

(1)         such Indebtedness, Disqualified Stock or Preferred Stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced;

(2)          if the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced is contractually subordinated in right of payment to the Notes, such Indebtedness, Disqualified Stock or Preferred Stock is contractually subordinated in right of payment to, the Notes, on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced at the time of the Refinancing; and

(3)          such Indebtedness or Disqualified Stock is incurred or issued by the Company or such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced or the issuer of the Disqualified Stock or Preferred Stock being Refinanced, or a Restricted Subsidiary of such obligor or issuer.

“Permitted Spectrum Financing” means the Existing Sprint Spectrum Transaction.

“Permitted Spectrum Financing Subsidiary” means, collectively, (i) the Existing Sprint Spectrum Note Entities and (ii) any future special purpose vehicle Subsidiaries of the Company (including any “Depositors” and “Intermediate HoldCos”) formed as part of and for the purpose of consummating a future transaction similar to the Existing Sprint Spectrum Transaction, together with their successors and assigns and any Subsidiary thereof.

“Permitted Tower Financing” means the Specified Towers Transactions.

“Permitted Tower Financing Subsidiary” means any financing subsidiary formed in connection with a Permitted Tower Financing.

“Phoenix Towers Transaction Agreements” means (i) the Purchase and Sale Agreement, dated as of July 30, 2015 (as the same may be amended, modified, or supplemented from time to time), among the Company, certain Subsidiaries of the Company, PTI US Acquisitions, LLC, and each sale site subsidiary party thereto; (ii) the Purchase and Sale Agreement (PR Sale Sites), dated as of October 28, 2015 (as the same may be amended, modified, or supplemented from time to time), among the Company, certain Subsidiaries of the Company, PTI US Acquisitions, LLC, and each sale site subsidiary party thereto; and (iii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“Post-Petition Interest” means all interest (or entitlement to fees or expenses or other charges) accruing or that would have accrued after the commencement of any Insolvency Proceeding, irrespective of whether a claim for post-filing or petition interest (or entitlement to fees or expenses or other charges) is allowed or allowable in any such Insolvency Proceeding.

“Principal Property” means the land, land improvements, buildings and fixtures (to the extent they constitute real property interests) (including any leasehold interest therein) constituting the principal corporate office and the equipment located thereon which (a) is owned by the Company or any of its Subsidiaries; (b) has not been determined in good faith by the Board of Directors of the Company not to be materially important to the total business conducted by Company and its Subsidiaries taken as a whole; and (c) has a net book value on the date as of which the determination is being made in excess of 1.0% of Consolidated Net Tangible Assets as most recently determined on or prior to such date (including, for purposes of such calculation, the land, land improvements, buildings and such fixtures comprising such office).

“Pro Forma Basis” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Pro Forma Transactions) in accordance with the following provisions, mutatis mutandis:

(1)         pro forma effect shall be given to any transaction (including giving pro forma effect to any related financing transactions and the application of proceeds of any asset disposition) that has been made by any Person that has become a Subsidiary of the Company or has been merged with or into the Company or any Subsidiary of the Company during the relevant Test Period or subsequent to such period but on or prior to the date on which compliance is to be evaluated and that would have constituted a Pro Forma Transaction had such transactions occurred when such Person was a Subsidiary of the Company, as if such transaction was a Pro Forma Transaction that occurred on the first day of such relevant Test Period; and

(2)          such pro forma effect shall be determined in good faith on a reasonable basis by a responsible financial or accounting officer of the specified Person, whose determination shall be conclusive, as if the subject transaction(s) had occurred on the first day of the four-quarter reference period and Specified Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Specified Consolidated Net Income.

 “Pro Forma Transactions” means, (x) the Sprint Transactions, (y) any incurrence or repayment of Specified Indebtedness (other than working capital or Specified Indebtedness incurred in the ordinary course of business), any Specified Investment that results in a Person becoming a Subsidiary of the Company, any Permitted Acquisition or disposition that results in a Subsidiary ceasing to be a Subsidiary or any Specified Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any disposition of a business unit, line of business or division of the Company or any Subsidiary of the Company, in each case whether by merger, consolidation, amalgamation or otherwise and in each case under this clause (y) with a Specified Fair Market Value in excess of $25,000,000 and (z) any restructuring or cost saving, operational change or business rationalization initiative or other initiative.

“Rating Agency” means each of Moody’s, S&P, Fitch and, if any of Moody’s, S&P or Fitch ceases to exist or ceases to rate the Notes of the applicable Series for reasons outside of the control of the Company, any other “nationally recognized statistical rating organization” as such term is defined under Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency.

“Rating Event” with respect to any series of Notes means the Notes of such series cease to be rated Investment Grade by at least two Rating Agencies on any day during the Ratings Decline Period.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control or of the intention by the Company or a stockholder of the Company as applicable, to effect a Change of Control or (b) the occurrence thereof and (ii) ends 90 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the notes of the applicable series, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Receivables Financing” means any transaction or series of transactions that may be entered into by Parent, the Company or any Subsidiary pursuant to which Parent, the Company or any Subsidiary of the Company may sell, convey or otherwise transfer to (a) a Permitted Receivables Financing Subsidiary (in the case of a transfer by Parent, the Company or any Subsidiary of the Company) or (b) any other Person (in the case of a transfer by a Permitted Receivables Financing Subsidiary), or a Permitted Receivables Financing Subsidiary may grant a security interest in, any Permitted Receivables Financing Assets of Parent, the Company or any Subsidiary of the Company.

“Refinancing” or “Refinance” shall mean, with respect to any Indebtedness or Specified Indebtedness, as applicable, any other Indebtedness or Specified Indebtedness, as applicable, issued (a) in exchange for, or the net proceeds of which are used to, extend the maturity renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of such Indebtedness or Specified Indebtedness, as applicable.

“Responsible Officer” means, (i) when used with respect to the Trustee, any officer within the Corporate Trust Office of the Trustee (or any successor group thereto) or any other officer of the Trustee who customarily performs functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who has responsibility for the administration of the Indenture and (ii) as to any other Person, the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or director of such Person, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, treasurer or director of such Person. Unless otherwise qualified or the context otherwise requires, all references to a “Responsible Officer” mean a Responsible Officer of the Company.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and its successors.

“September 2010 Senior Notes Indenture” means the Indenture, dated as of September 21, 2010, as supplemented by the Second Supplemental Indenture, dated November 17, 2010, among MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as supplemented by the Fourth Supplemental Indenture, dated as of December 23, 2010, by MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as further supplemented by the December 2012 Senior Notes Sixth Supplemental Indenture, as further supplemented by the Seventh Supplemental Indenture, dated as of May 1, 2013, among the Company, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as further supplemented by the Eighth Supplemental Indenture, dated as of July 15, 2013, among the Company, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as further supplemented by that certain Ninth Supplemental Indenture, dated as of August 11, 2014, among the Company, the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as further supplemented by that certain Tenth Supplemental Indenture, dated as of September 28, 2015, among the Company, the guarantors named therein and Wells Fargo Bank, N.A., as trustee, and as further supplemented by that certain Eleventh Supplemental Indenture, dated as of August 30, 2016, among the Company, the guarantors named therein and Wells Fargo Bank, N.A., as trustee.

“Series Issue Date Existing Indebtedness” means, with respect to a series of Notes, the Notes of any series issued under the Base Indenture and in existence on the applicable Series Issue Date for such series of Notes (including the DT Notes) (and any “Exchange Notes” (as defined in the Base Indenture) relating thereto) and, in each case, the related Note Guarantees (other than the Notes of such series issued on the Series Issue Date), including, for the avoidance of doubt, the Existing T-Mobile Unsecured Notes.

“Significant Subsidiary” means, with respect to any specified Person, any Subsidiary of such Person that as of the end of the most recent fiscal quarter for which financial statements are available, would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on April 9, 2020, of such Person.

“Specified Cash Equivalents” means:

(1)          United States dollars, pounds sterling, euros, Canadian dollars, Swiss francs, the national currency of any member state of the European Union or any other foreign currencies held by the Company and its Subsidiaries from time to time in the ordinary course of business;

(2)          securities issued or directly and fully guaranteed or insured by the government of the United States of America, Canada, the United Kingdom, Switzerland or any country that is a member of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the United States, Canada, the United Kingdom, Switzerland or the relevant member state of the European Union, as the case may be, is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(3)          demand deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250.0 million, in the case of U.S. banks, and $100.0 million (or the foreign currency equivalent thereof), in the case of non-U.S. banks;

(4)          repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)          commercial paper having one of the two highest ratings obtainable from a Rating Agency at the date of acquisition and, in each case, maturing within one year after the date of acquisition;

(6)       securities issued and fully guaranteed by any state, commonwealth or territory of the United States, Canada, any country that is a member of the European Union, the United Kingdom or Switzerland or by any political subdivision or agency or instrumentality of the foregoing, rated at least “A” (or the equivalent thereof) by a Rating Agency at the date of acquisition and having maturities of not more than two years after the date of acquisition;

(7)          auction rate securities rated at least “AA-” or “Aa3” (or the equivalent thereof) by a Rating Agency at the time of purchase and with reset dates of one year or less from the time of purchase;

(8)         investments, classified in accordance with GAAP as current assets of the Company or any of its Subsidiaries, in money market funds, mutual funds or investment programs registered under the Investment Company Act of 1940, at least 90% of the portfolios of which constitute investments of the character, quality and maturity described in clauses (1) through (7) of this definition;

(9)         any substantially similar investment to the kinds described in clauses (1) through (7) of this definition rated at least “P-2” by Moody’s or “A-2” by S&P or the equivalent thereof; and

(10)       deposits or payments made to the FCC in connection with the auction or licensing of Governmental Authorizations that are fully refundable.

“Specified Consolidated Cash Flow” means, with respect to any specified Person for any period, the Specified Consolidated Net Income of such Person for such period plus, without duplication:

(1)        provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Specified Consolidated Net Income; plus

(2)      the Specified Consolidated Interest Expense of such Person and its Subsidiaries for such period, to the extent that such Specified Consolidated Interest Expense was deducted in computing such Specified Consolidated Net Income; plus

(3)       depreciation, amortization (including non-cash impairment charges and any write-off or write-down or amortization of intangibles) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an ordinary course accrual of or reserve for cash expenses in any future period or amortization of any ordinary course prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Specified Consolidated Net Income; plus

(4)        any nonrecurring or unusual gains or losses or income, expenses or charges (including all fees and expenses relating thereto), including (a) any fees, expenses and costs relating to any Permitted Tower Financing or any Permitted Spectrum Financing, (b) any fees, expenses (including legal and professional expenses) or charges (not covered under sub-clause (d) below) related to any sale or offering of Equity Interests of such Person or Parent or any investment, acquisition, disposition, dividend, distribution, return of capital, recapitalization or the incurrence of any Specified Indebtedness, including refinancing thereof or the offering, amendment or modification of any debt instrument, including the offering, any amendment or other modification of the Existing Sprint Unsecured Notes, the Existing T-Mobile Unsecured Notes and the notes issued from time to time under the Base Indenture (in each case, whether or not successful and whether or not incurred prior to the Series Issue Date), (c) any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Specified Indebtedness, (d) any fees or expenses relating to the Sprint Transactions and the transactions contemplated in the Credit Agreement or the Bridge Credit Agreement, including any fees, expenses or charges related to any incurrence, issuance or offering of incremental facilities, replacement facilities, extension facilities or incremental equivalent debt, or any amendment or modification of the Credit Agreement, the Bridge Credit Agreement, any other loan document executed and delivered in connection with the Credit Agreement or the Bridge Credit Agreement or any documentation governing incremental equivalent debt (in each case, whether or not successful) and (e) restructuring charges, integration costs (including retention, relocation and contract termination costs) and related costs and charges, and costs in connection with strategic initiatives, transition costs and information systems-related costs (including non-recurring employee bonuses in connection therewith and non-recurring product and intellectual property development costs); plus

(5)         losses or discounts on sales of Permitted Receivables Financing Assets in connection with any Permitted Receivables Financing; plus

(6)         [reserved]; plus

(7)        the “run rate” expected cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies that are reasonably identifiable, factually supportable and expected in good faith to be realized as a result of actions with respect to which substantial steps have been taken, will be, or are expected in good faith to be, taken within 24 months after the date of any acquisition, disposition, divestiture, restructuring, other operational changes or the implementation of a cost savings or other similar initiative, as applicable (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such actions or substantial steps have been, will be or are expected to be taken within 24 months after (x) if such cost savings, expense reductions, charge, expense, acquisition, divestiture, restructuring or initiative is initiated on or prior to the date of the consummation of the Sprint Merger, the date of the consummation of the Sprint Merger or (y) if such cost savings, expense reductions, charge, expense, acquisition, divestiture, restructuring, other operational changes or initiative is initiated after the date of the consummation of the Sprint Merger, the date on which such cost savings, expense reductions, charge, expense, acquisition, divestiture, restructuring other operational changes or initiative is initiated and (B) no cost savings, operating expense reductions, restructuring charges and expense or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Specified Consolidated Cash Flow, whether through a pro forma adjustment or otherwise, for such period (which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Debt to Cash Flow Ratio”); plus

(8)        in addition to (but not in duplication of) clause (7) above, the “run rate” expected cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies related to the Sprint Transactions that are reasonably identifiable, factually supportable and expected in good faith to be realized as a result of actions with respect to which substantial steps have been taken, will be, or are expected in good faith to be, taken within 36 months after the date of the consummation of the Sprint Merger (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions (which actions may be incremental to pro forma adjustments made pursuant to the definition of “Debt to Cash Flow Ratio”); minus

(9)       non-cash items increasing such Specified Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of the Company that is not a Subsidiary Guarantor will be added to Specified Consolidated Net Income to compute Specified Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

For the avoidance of doubt, calculations of “Specified Consolidated Cash Flow” of the Company for any period prior to the date of the consummation of the Sprint Merger for purposes of calculating the Debt to Cash Flow Ratio shall be on a Pro Forma Basis.

“Specified Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Specified Indebtedness of such Person and its Subsidiaries described in clauses (a)(1) and (2) (excluding, for the avoidance of doubt, surety bonds, performance bonds and similar instruments) of the definition of Specified Indebtedness, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, including, without duplication, the outstanding principal amount of the Notes; provided that Specified Consolidated Indebtedness shall not include (w) Specified Indebtedness incurred in connection with any Permitted Tower Financing or other special purpose entity financing (other than Specified Indebtedness incurred by a Permitted Spectrum Financing Subsidiary, including the Existing Sprint Spectrum-Backed Notes), (x) obligations in respect of letters of credit, except to the extent of any unreimbursed amounts thereunder or (y) Specified Indebtedness constituting Financing Lease Obligations, purchase money debt or other similar Specified Indebtedness.

“Specified Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

 (1)       the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Financing Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of payments (if any) pursuant to Hedging Obligations); plus

(2)        [reserved]; plus

(3)       any interest expense on that portion of Specified Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Specified Guarantee or Lien is called upon); plus

(4)      the product of (a) all dividend payments on any series of Preferred Stock of such Person or any of its Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined U.S. federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP; excluding, however, (i) [reserved], (ii) annual agency fees paid to the administrative agents and collateral agents or similar agents under the Credit Agreement, the Bridge Credit Agreement or other credit facilities, (iii) any additional interest with respect to failure to comply with any registration rights agreement owing with respect to any securities, (iv) costs associated with obtaining Swap Obligations, (v) any expense resulting from the discounting of any Specified Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Sprint Transactions or any acquisition, (vi) penalties and interest relating to taxes, (vii) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (viii) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-cash interest, (ix) any expensing of bridge, commitment and other financing fees and any other fees related to the Sprint Transactions or any acquisitions after April 9, 2020, (x) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty, (xi) interest expense attributable to a parent entity resulting from push-down accounting, and (xii) any lease, rental or other expense in connection with a non-financing lease.

“Specified Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Specified Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)         the positive Specified Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Subsidiary of the Person;

(2)          [reserved];

(3)          the effect of a change in accounting principles or in the application thereof (including any change to IFRS and any cumulative effect adjustment), in each case, will be excluded;

(4)          unrealized losses and gains attributable to Hedging Obligations, including those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded;

(5)          any non-cash compensation charge or expense realized from grants of stock, stock appreciation or similar rights, stock option or other rights to officers, directors and employees, will be excluded;

(6)          all extraordinary, unusual or non-recurring charges, gains and losses including, without limitation, all restructuring costs, severance costs, one-time compensation charges, transition costs, facilities consolidation, closing or relocation costs, costs incurred in connection with any acquisition (including the Sprint Business Combination) prior to or after the date of the consummation of the Sprint Merger (including integration costs), including all fees, commissions, expenses and other similar charges of accountants, attorneys, brokers and other financial advisors related thereto and cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock, shall be excluded;

(7)          any fees and expenses, including prepayment premiums and similar amounts, incurred during such period, or any amortization thereof for such period, in connection with any equity issuance, acquisition, disposition, recapitalization, Specified Investment, asset sale, issuance or repayment of Specified Indebtedness (including any issuance of Notes), financing transaction or amendment or modification of any debt instrument (including, in each case, any such transaction undertaken but not completed), shall be excluded;

(8)           any gains and losses from any early extinguishment of Specified Indebtedness shall be excluded;

(9)           any gains and losses from any redemption or repurchase premiums paid with respect to Specified Indebtedness shall be excluded; and

(10)         any write-off or amortization of deferred financing costs (including the amortization of original issue discount) associated with Specified Indebtedness shall be excluded.

“Specified Fair Market Value” means the value that would be paid by a buyer to an unaffiliated seller, determined in good faith by the Company’s Board of Directors or a senior officer of the Company, which determination shall be conclusive; provided that any sale, lease, license or other disposition of assets in connection with the Sprint Business Combination (including any required regulatory divestitures) shall be deemed to be for Specified Fair Market Value regardless of whether such sale, lease, license or other disposition meets the requirement of this definition.

“Specified Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Specified Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the date of the consummation of the Sprint Merger or entered into in connection with any acquisition or disposition permitted under the Indenture (other than such obligations with respect to Specified Indebtedness). The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation (or portion thereof) in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Specified Indebtedness” means, with respect to any specified Person, without duplication,

(1)          any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(a)      in respect of borrowed money;

(b)      evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)      in respect of banker’s acceptances;

(d)      representing Financing Lease Obligations;

(e)      representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable or escrow for obligations, including indemnity obligations; or

(f)       representing any Hedging Obligations; and

(2)         any financial liabilities recorded in respect of the upfront proceeds received in connection with the Specified Towers Transactions,

in each case, if and only to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Specified Indebtedness” includes all Specified Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Specified Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Specified Guarantee by the specified Person of any Specified Indebtedness of any other Person. Notwithstanding the foregoing, the following shall not constitute Specified Indebtedness: (1) accrued expenses and trade accounts payable arising in the ordinary course of business; (2) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Specified Cash Equivalents (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust, escrow or account created or pledged for the sole benefit of the holders of such indebtedness, and in accordance with the other applicable terms of the instrument governing such indebtedness; (3) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; (4) any obligation arising from any agreement providing for indemnities, Specified Guarantees, escrows, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Specified Guarantees of Specified Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets; (5) Standard Securitization Undertakings and obligations incurred by a Permitted Receivables Financing Subsidiary in a Permitted Receivables Financing that is not recourse to Parent, the Company or any of the “Restricted Subsidiaries” under the Credit Agreement other than (A) one or more Permitted Receivables Financing Subsidiaries and (B) pursuant to Standard Securitization Undertakings; (6) accruals for payroll and other liabilities accrued in the ordinary course of business; (7) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller; (8) all intercompany liabilities among the Company and/or the Subsidiaries having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (9) any operating lease that must be recognized on the balance sheet of such Person as a lease liability and right-of-use asset in accordance with the Financial Accounting Standards Board Update No. 2016-02, dated February 2016 (Leases (Topic 842)), which adopts Accounting Standards Codification 842.

The amount of any Specified Indebtedness outstanding as of any date will be:

(a)       the accreted value of the Specified Indebtedness, in the case of any Specified Indebtedness issued with original issue discount;

(b)       in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such obligations that would be payable (giving effect to netting) by such Person at such time;

(c)        the principal amount of the Specified Indebtedness, in the case of any other Specified Indebtedness; and

(d)           in respect of Specified Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(i)       the Specified Fair Market Value of such assets at the date of determination; and

(ii)      the amount of the Specified Indebtedness of the other Person.

“Specified Investments” means:

(A)           prior to the occurrence of an Investment Grade Event Election, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Specified Guarantees), advances (excluding commission, travel, entertainment, drawing accounts and similar advances to directors, officers and employees made in the ordinary course of business and excluding the purchase of assets, equipment, property or accounts receivables created or acquired in the ordinary course of business) or capital contributions, and purchases or other acquisitions for consideration of Specified Indebtedness, Equity Interests or other securities. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made a Specified Investment on the date of any such sale or disposition equal to the Specified Fair Market Value of the Company’s Specified Investments in such Restricted Subsidiary. Except as otherwise provided in the Indenture, the amount of a Specified Investment will be determined at the time the Specified Investment is made and without giving effect to subsequent changes in value; and

(B)           following the occurrence of an Investment Grade Event Election, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Specified Guarantees), advances (excluding commission, travel, entertainment, drawing accounts and similar advances to directors, officers and employees made in the ordinary course of business and excluding the purchase of assets, equipment, property or accounts receivables created or acquired in the ordinary course of business) or capital contributions, and purchases or other acquisitions for consideration of Specified Indebtedness, Equity Interests or other securities. If the Company or any of its Wholly-Owned Subsidiaries that are “Restricted Subsidiaries” under the Credit Agreement sells or otherwise disposes of any Capital Stock of any direct or indirect Wholly-Owned Subsidiary that is a “Restricted Subsidiary” under the Credit Agreement such that, after giving effect to any such sale or disposition, such Person is no longer a “Restricted Subsidiary” under the Credit Agreement, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Specified Fair Market Value of the Company’s Investments in such “Restricted Subsidiary” under the Credit Agreement. Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Specified Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock accretion or dividends, excluding however:

 (1)        any gain (or loss), together with any related provision for taxes on such gain (or loss) realized in connection with: (a) dispositions of assets (other than in the ordinary course of business); or (b) the extinguishment of any Specified Indebtedness of such Person or any of its Subsidiaries; and

(2)            any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Specified Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, cash collateral obligations, damages and other liabilities payable under the documentation governing any Specified Indebtedness (including, without limitation, interest, fees or expenses which accrue after the commencement of any bankruptcy case or proceeding, whether or not allowed or allowable as a claim in any such case or proceeding).

“Specified Permitted Business” means any business, service or other activity in which the Company and its Subsidiaries or any direct or indirect parent of the Company were engaged on the date of the consummation of the Sprint Merger, or any business similar, related, complementary, incidental or ancillary thereto or that constitutes a reasonable extension, development or expansion thereof, or any business reasonably related to the telecommunications industry, and the acquisition, holding or exploitation of any license relating to the delivery of those services.

“Specified Permitted Joint Venture Investment” means, with respect to any specified Person, Specified Investments in any other Person engaged in a Specified Permitted Business of which at least 40% of the outstanding Capital Stock of such other Person is at the time owned directly or indirectly by the specified Person.

“Specified Towers Transactions” means the transactions contemplated by the Specified Towers Transactions Agreements.

“Specified Towers Transactions Agreements” means the Crown Towers Transaction Agreements, the Phoenix Towers Transaction Agreements and the Sprint Towers Transaction Agreements.

“Spectrum” means frequencies of electromagnetic spectrum used to provide fixed or mobile communications services as licensed or authorized by the FCC.

“SpectrumCo1” means, collectively, the Spectrum special purpose vehicle Subsidiaries of Parent existing on April 9, 2020 that are part of, and were formed for the purpose of, transactions relating to the First Priority Initial Spectrum Obligations (including in respect of any additional sales or transfers of Spectrum, any additional issuances of notes thereby and any amendments thereto).

“Sprint Business Combination” means the acquisition by Parent or any of its Subsidiaries, whether directly or indirectly, of Sprint Corporation.

“Sprint Business Combination Agreement” means the Business Combination Agreement, dated as of April 29, 2018 (such agreement, together with all schedules and exhibits thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among T-Mobile US, Inc., Huron Merger Sub LLC, Superior Merger Sub Corporation, Sprint Corporation, Starburst I, Inc., Galaxy Investment Holdings, Inc., and for the limited purposes set forth therein, Deutsche Telekom AG, Deutsche Telekom Holding B.V., and SoftBank Group Corp.

“Sprint Capital Corporation Indenture” means that certain Indenture, dated as of October 1, 1998, by Sprint Capital Corporation, Sprint Corporation and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One, N.A.), as trustee, as supplemented by the First Supplemental Indenture, dated as of January 15, 1999, among Sprint Capital Corporation, Sprint Corporation and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One, N.A.), as trustee, the Second Supplemental Indenture, dated as of October 15, 2001, among Sprint Capital Corporation, Sprint Corporation and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One, N.A.), as trustee, the Third Supplemental Indenture, dated as of September 11, 2013, among Sprint Capital Corporation, Sprint Corporation, Sprint Communications, Inc. (formerly known as Sprint Nextel Corporation) and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One, N.A.), as trustee, and the Fourth Supplemental Indenture, dated as of May 18, 2018, among Sprint Capital Corporation, Sprint Communications, Inc. (formerly known as Sprint Nextel Corporation), and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One, N.A.), as trustee.

“Sprint Communications, Inc. Indenture” means that certain Senior Notes Indenture, dated as of November 20, 2006, between Sprint Communications, Inc. (formerly known as Sprint Nextel Corporation) and The Bank of New York Trust Company, N.A., as trustee, as supplemented by the Seventh Supplemental Indenture, dated as of November 20, 2012, among Sprint Communications, Inc. (formerly known as Sprint Nextel Corporation), the subsidiary guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee, the Eighth Supplemental Indenture, dated as of September 11, 2013, among Sprint Corporation, Sprint Communications, Inc. (formerly known as Sprint Nextel Corporation) and The Bank of New York Trust Company, N.A., as trustee, and the Thirteenth Supplemental Indenture, dated as of May 14, 2018, among Sprint Communications, Inc. (formerly known as Sprint Nextel Corporation) and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Sprint Corporation Indenture” means that certain Senior Notes Indenture, dated as of September 11, 2013, between Sprint Corporation and the Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the Sixth Supplemental Indenture, dated as of May 14, 2018, between Sprint Corporation and The Bank of New York Mellon Trust Company, N.A, as trustee.

“Sprint Merger” means the merger of Sprint Corporation, a Delaware corporation, with a merger subsidiary of Parent with Sprint Corporation as the surviving Person and following its contribution by Parent to the Company, as a Wholly-Owned Subsidiary of the Company, pursuant to the Sprint Business Combination Agreement.

“Sprint Towers Transaction Agreements” means (i) the towers transactions agreements entered into prior to April 9, 2020 by Sprint Corporation and its affiliates and (ii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“Sprint Transactions” means, collectively, (i) the consummation of the Sprint Merger, (ii) [reserved], (iii) [reserved], (iv) the contribution by Parent of Sprint Corporation to the Company, or consummation of another transaction by which Sprint Corporation becomes a direct or indirect Wholly-Owned Subsidiary of the Company, (v) the execution, delivery and performance by the Company and each other loan party of the Credit Agreement and the Bridge Credit Agreement and each other loan document required to be delivered thereunder, the borrowing of loans thereunder and the use of proceeds thereof and the issuance of letters of credit thereunder, (vi) the issuance and sale of the $19.0 billion of Existing T-Mobile Secured Notes on April 9, 2020 in connection with the refinancing of the Bridge Credit Agreement and the use of proceeds thereof, (vii) the repayment, repurchase and retirement, redemption, discharge (including constructive discharge) and/or call for redemption (or causing the applicable borrower or issuer to do so) of Specified Indebtedness in connection with the Sprint Merger as contemplated by the Sprint Business Combination Agreement and (viii) the payment of all fees (including original discount), costs and expenses incurred by Parent, the Company or any of their Subsidiaries in connection with the foregoing.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities (including repurchase obligations in the event of a breach of representation and warranty) made or provided, and limited recourse guarantees, performance guarantees and servicing obligations undertaken, by the Company or any of its Subsidiaries in connection with a Permitted Receivables Financing, a Permitted Spectrum Financing or a Permitted Tower Financing of a character appropriate for the assets being securitized and which have been negotiated at arm’s length with an unaffiliated third party. For the avoidance of doubt, the undertakings included in the Existing Sprint Spectrum Financing Documents (and substantially similar undertakings to the foregoing in any similar arrangements) constitute Standard Securitization Undertakings.

“Swap Obligation” means with respect to any of the Company, Parent or any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Test Period” means on any date of determination, the period of four consecutive fiscal quarters of the Company (taken as one accounting period) then most recently ended for which internal financial statements are available immediately preceding the date on which the action for which such calculation is being made shall occur.

“TMUS Working Capital Facility” shall have the meaning assigned to such term in the Business Combination Agreement.

“Tower Obligations” means long-term financial obligations in the amount of the net proceeds received and recognized interest on the obligations pursuant to the Specified Towers Transactions Agreements.

“Transactions” means (i) the Merger, (ii) the offering of the Permitted MetroPCS Notes and the DT Notes and the incurrence of the TMUS Working Capital Facility, (iii) the refinancing of Existing Indebtedness on or prior to the Closing Date, (iv) the “Cash Payment” and the “MetroPCS Reverse Stock Split,” each as defined in the Business Combination Agreement, and (v) all other transactions consummated in connection therewith.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that:

(1)           such Subsidiary does not hold any Liens on any property of Parent, the Company or any of its Restricted Subsidiaries; and

(2)           such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent that such guarantee or credit support would be released upon such designation.

“Wholly-Owned Subsidiary” of any specified Person means a Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable legal requirements) is owned by such Person directly or through one or more Wholly-Owned Subsidiaries of such Person. Except if expressly otherwise specified, Wholly-Owned Subsidiary means a Wholly-Owned Subsidiary of the Company.

Section 1.02    Other Definitions.

Additional Notes	2.03
Base Indenture	Recitals
Forty-Sixth Supplemental Indenture	Preamble
Series Issue Date	Preamble

Section 1.03          Rules of Construction.

Unless the context otherwise requires:

(1)           a term has the meaning assigned to it;

(2)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)           “or” is not exclusive;

(4)           words in the singular include the plural, and in the plural include the singular;

(5)           “will” shall be interpreted to express a command;

(6)           provisions apply to successive events and transactions;

(7)           “including” means “including, without limitation”; and

(8)           references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

ARTICLE II.
THE NOTES

Section 2.01          Creation of the Notes; Designations.

In accordance with Section 2.01 of the Base Indenture, the Company hereby creates a Series of Notes issued pursuant to the Indenture. The Notes of this Series shall be known and designated as the “2.625% Senior Notes due 2026” of the Company. The Notes of this Series shall be entitled to the benefits of the Note Guarantee of each Guarantor signatory hereto, or that may hereafter execute a supplemental indenture in accordance with Section 4.17 of the Base Indenture, each such Note Guarantee to be governed by Article X of the Base Indenture (including, without limitation, the provisions for release of such Note Guarantee in respect of the Notes of this Series pursuant to Section 10.04 of the Base Indenture).

Section 2.02          Forms Generally.

(a)           General. The Notes of this Series and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes of this Series may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note of this Series will be dated the date of its authentication. The Notes of this Series shall be in minimum denominations of $2,000 and integral multiples of $1,000.

The terms and provisions contained in the Notes of this Series will constitute, and are hereby expressly made, a part of this Forty-Sixth Supplemental Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Forty-Sixth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any such Note conflicts with the express provisions of this Forty-Sixth Supplemental Indenture, the provisions of this Forty-Sixth Supplemental Indenture shall govern and be controlling.

(b)           Global Notes. Notes of this Series issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes of this Series issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes of this Series as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes of this Series from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes of this Series represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes of this Series represented thereby will be made by the Trustee or the Notes Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof.

Section 2.03          Terms of Notes.

The aggregate principal amount of Notes of this Series which shall be authenticated and delivered on the Series Issue Date under the Indenture shall be $1,200,000,000; provided, however, that subject to the Company’s compliance with Section 4.09 of the Base Indenture, the Company from time to time, without giving notice to or seeking the consent of the Holders of Notes of this Series, may issue additional notes (the “Additional Notes”) in any amount having the same terms as the Notes of this Series in all respects, except for the issue date, the issue price, the initial Interest Payment Date and rights under a related registration rights agreement, if any. Any such Additional Notes shall be authenticated by the Trustee upon receipt of a Company Order to that effect, and when so authenticated, will constitute “Notes” for all purposes of the Indenture and will (together with all other Notes of this Series issued under the Indenture) constitute a single Series of Notes under the Indenture; provided that if such Additional Notes are not fungible with the Notes of this Series for U.S. federal income tax purposes, as applicable, as determined by the Company, such Additional Notes may have a separate CUSIP, ISIN, common code or other identifying number, as applicable.

(a)           The Notes of this Series issued on the Series Issue Date will be issued at an issue price of 100% of the principal amount thereof.

(b)           The principal amount of the Notes of this Series is due and payable in full on April 15, 2026 unless earlier redeemed.

(c)           The Notes of this Series shall bear interest (computed on the basis of a 360-day year comprised of twelve 30-day months) at the rate of 2.625% per annum from and including the Series Issue Date until maturity or early redemption; and interest will be payable semi-annually in arrears on April 15 and October 15 of each year (each, an “Interest Payment Date”), commencing October 15, 2021 to the Persons in whose name such Notes of this Series were registered at the close of business on the preceding April 1 or October 1, respectively.

(d)           Principal of and interest on the Notes of this Series shall be payable as set forth in Exhibit A.

(e)           Other than as provided in Article III of this Forty-Sixth Supplemental Indenture, the Notes of this Series shall not be redeemable.

(f)            The Notes of this Series shall not be entitled to the benefit of any mandatory redemption or sinking fund.

(g)           The Notes of this Series shall not be convertible into any other securities.

(h)           The Notes of this Series will be unsubordinated debt securities and will be entitled to unsubordinated Note Guarantees of the Guarantors in accordance with the terms of the Indenture.

(i)            The Company initially appoints the Trustee as Registrar and Paying Agent with respect to the Notes of this Series until such time as the Trustee has resigned or a successor has been appointed.

(j)            The Notes of this Series will initially be evidenced by one or more Global Notes issued in the name of Cede & Co., as nominee of The Depository Trust Company.

(k)           The Company shall pay principal of, premium, if any, and interest on the Notes of this Series in money of the United States of America that at the time of payment is legal tender for payment of public and private debts.

Section 2.04          Transfer and Exchange.

The Notes of this Series shall be issued in registered form and shall be transferable only upon the surrender of a Note of this Series for registration of transfer and in compliance with Appendix A of the Base Indenture.

When Notes of this Series are presented to the Registrar or a co-registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of this Series of other denominations, the Registrar will register the transfer or make the exchange as requested if its requirements for such transactions are met. To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes of this Series at the Registrar’s request. A Holder of Notes of this Series may transfer or exchange Notes of this Series only in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder of Notes of this Series, among other things, to furnish appropriate endorsements or transfer documents. No service charge shall be made for any registration of transfer or exchange (except as otherwise expressly permitted herein), but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Prior to due presentment of any Note of this Series for registration of transfer, the Company, the Trustee, any agent of the Company or the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note of this Series is registered as the absolute owner of such Note for all purposes, including for the purpose of receiving payment of principal of, and any premium and any interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any holder of a beneficial interest in a Global Note of this Series shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes of this Series issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as such Notes surrendered upon such transfer or exchange.

ARTICLE III.
REDEMPTION AND PREPAYMENT

Section 3.01          Optional Redemption.

The Notes of this Series may be redeemed, in whole, or from time to time in part, subject to the conditions and at the redemption prices set forth in Section 5 of the form of Note set forth in Exhibit A hereto, which are hereby incorporated by reference and made part of this Forty-Sixth Supplemental Indenture, together with accrued and unpaid interest, if any, thereon to, but not including, the redemption date.

Section 3.02          Redemption Procedures.

The provisions of Article III of the Base Indenture shall apply in the case of a redemption pursuant to this Article III except that, with respect to this Series of Notes, Section 3.07 of the Base Indenture shall be amended by adding the phrase, “, if any,” immediately after “purchased or redeemed with Excess Proceeds, plus accrued and unpaid interest”.

ARTICLE IV.
COVENANTS

With respect to this Series of Notes, Article IV of the Base Indenture shall be amended as follows:

Section 4.03          Reports.

            Section 4.03(a) shall be amended by deleting the second and third paragraphs in their entirety and replacing with the following:

“All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports; provided that, if Parent is not required under the rules and regulations of the SEC to file such reports with the SEC for public availability, such reports need not be prepared in accordance with all of the rules and regulations applicable to such reports and shall only be required to include the information or disclosure that would be required by such form to the extent that, and in the same general style of presentation as, the same or substantially similar information or disclosure is also included or incorporated by reference in the prospectus supplement dated March 16, 2021 relating to the Notes of this Series. The Company will comply with TIA § 314(a).

If the SEC will not accept Parent’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website, on intralinks.com or another website within the time periods that would apply if Parent were required to file those reports with the SEC (including all applicable extension periods).”

Section 4.03(a) shall be further amended by adding the following as the fourth paragraph:

“Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of Section 6.01(4) until 150 days after the receipt of the written notice delivered thereunder.”

Section 4.03(b) shall be deleted in its entirety and replaced with the following:

“If the combined operations of Parent and its Subsidiaries, excluding the operations of the Company and its Subsidiaries and excluding Specified Cash Equivalents, would, if held by a single Subsidiary of the Company, constitute a Significant Subsidiary of the Company, then the quarterly and annual financial information required by Section 4.03(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Subsidiaries separate from the financial condition and results of operations of Parent and its other Subsidiaries; provided, however, that the requirements of this paragraph shall not apply if Parent or the Company files with the SEC the reports referred to in clauses (1) and (2) of Section 4.03(a) hereof, and any such report contains the information required in this paragraph.”

Section 4.03(d) shall be amended by deleting “constructive notice” and replacing with “notice or actual knowledge”.

Section 4.04          Compliance Certificate

Section 4.04 shall be amended by revising the last sentence of the second paragraph thereunder by (i) deleting “promptly upon” and replacing with “within 30 days after” and (ii) adding at the end of the last sentence “unless such Default or Event of Default has been cured or waived in such period.”

Section 4.07          Restricted Payments.

Section 4.07(a)(3) shall be amended by (i) inserting the words “, (16) and (17)” after “(15)” and (ii) deleting the word “and” prior to “(15)” and replacing it with “,”.

Section 4.07(a)(3)(G) shall be amended to read as follows:

“(G)        the amount that would be calculated immediately prior to the consummation of the Merger on the Closing Date pursuant to clause (3) of the second paragraph of Section 4.07(a) of the September 2010 Senior Notes Indenture, as in effect immediately prior to the effectiveness of the December 2012 Sixth Supplemental Indenture (provided that any calculation of cumulative Consolidated Cash Flow and Consolidated Interest Expense in subclause (A) of such clause (3) shall include (x) the Company’s last fiscal quarter ending prior to the Closing Date, and (y) the period from the beginning of the Company’s fiscal quarter during which the Closing Date occurs to the Closing Date, in each case, if internal financial statements are available for such period at the time of calculation, even if they are not available immediately prior to the consummation of the Merger on the Closing Date).”

The introductory statement in Section 4.07(b) shall be amended to read as follows: “The provisions of Section 4.07(a) hereof will not prohibit:”.

Section 4.07(b)(15) of the Base Indenture shall be amended to read as follows:

“(15) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than any Unrestricted Subsidiary whose principal assets consist of cash and Cash Equivalents to the extent such cash and Cash Equivalents were invested in a Permitted Investment;”.

A new Section 4.07(b)(16) shall be included and read as follows:

“(16)       other Restricted Payments in an aggregate amount since the Closing Date not to exceed the greater of (x) $1,600.0 million or (y) 6.0% of the Consolidated Cash Flow of the Company; and”.

A new Section 4.07(b)(17) shall be included and read as follows:

“(17)       any Restricted Payment; provided that the Debt to Cash Flow Ratio calculated on a pro forma basis in the manner described in the definition of “Debt to Cash Flow Ratio” after giving effect to such Restricted Payment would be equal to or less than 3.00 to 1.00;”.

After Section 4.07(b)(17), the following language shall be included:

“provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (16) or (17) of this Section 4.07(b), no Default or Event of Default has occurred and is continuing or would be caused thereby.

For purposes of determining compliance with this Section 4.07, in the event that an Investment or Restricted Payment meets the criteria of more than one of the categories described in clauses (1) through (17) of this Section 4.07(b) or one or more of the exceptions contained in the definition of “Permitted Investments,” the Company will be permitted to classify all or a portion of such Investment or Restricted Payment on the date of its occurrence, or later reclassify all or a portion of such Investment or Restricted Payment, in any manner that complies with this Section 4.07.”

Section 4.08          Dividend and Other Payment Restrictions Affecting Subsidiaries.

The provisions of Section 4.08(b)(3) of the Base Indenture shall be amended to read as follows:

“(3)         Series Issue Date Existing Indebtedness, the Notes of any Series issued on the Series Issue Date, and any Additional Notes of the same Series, the Note Guarantees in respect thereof, and the Base Indenture, as supplemented by the supplemental indenture for any such Series;”

The provisions of Section 4.08(b)(7) of the Base Indenture shall be amended to read as follows:

“(7)         any instrument governing any secured Indebtedness or Financing Lease Obligation that imposes restrictions on the assets securing such Indebtedness or the subject of such lease of the nature described in clause (3) of Section 4.08(a) hereof”.

Section 4.09          Incurrence of Indebtedness and Issuance of Preferred Stock.

The lead in to Section 4.09(b) shall be amended to read as follows:

“The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”), nor will they prohibit the Company from issuing the following types of Disqualified Stock or the Company’s Restricted Subsidiaries from issuing the following types of Preferred Stock:”.

Section 4.09(b)(1) of the Base Indenture shall be amended to read as follows:

“(1)         the incurrence by the Company and any Subsidiary Guarantor of additional Specified Indebtedness under Credit Facilities, provided that giving effect to such incurrence, the aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) of all Specified Indebtedness under Credit Facilities then outstanding under this paragraph (1) does not exceed the sum of (A) $8.0 billion, plus (B)(i) the greater of (x) $22.0 billion and (y) 1.00x Specified Consolidated Cash Flow, plus (ii) an unlimited amount, so long as on a Pro Forma Basis (and calculated (x) as if any incremental revolving facility were fully drawn on the effective date thereof and (y) excluding any cash constituting proceeds of any Credit Facility), with respect to any Credit Facility that constitutes First Lien Obligations, the First Lien Debt to Cash Flow Ratio does not exceed 2.00 to 1.00 (or, if incurred in connection with a Permitted Acquisition or other Specified Investment, the First Lien Debt to Cash Flow Ratio would not exceed the First Lien Debt to Cash Flow Ratio immediately prior to such Permitted Acquisition or other Specified Investment); provided that Credit Facilities will be deemed to be incurred under the foregoing clause (ii) before clause (i), and to the extent amounts are incurred concurrently under the foregoing clauses (i) and (ii), the applicable ratio may exceed the applicable ratio level set forth in clause (ii) to the extent of such amounts incurred in reliance under clause (i);”

Section 4.09(b)(2) of the Base Indenture shall be amended to read as follows:

“(2)         the incurrence by the Company and its Restricted Subsidiaries of any Existing Indebtedness or any Series Issue Date Existing Indebtedness;”.

Section 4.09(b)(3) of the Base Indenture shall be amended to read as follows:

“(3)         the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by (i) the Notes of this Series to be issued on the date of the Forty-Sixth Supplemental Indenture and the related Note Guarantees and (ii) the 2029 Notes and the 2031 Notes and the related Note Guarantees;”.

Section 4.09(b)(4) of the Base Indenture shall be amended to read as follows:

“(4)         the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Financing Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or the Capital Stock of any Person owning such assets used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4);”.

Section 4.09(b)(11) of the Base Indenture shall be amended to read as follows:

“(11)       the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from (a) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days of notice to the Company or any of its Restricted Subsidiaries, (b) in respect of netting, overdraft protection and other arrangement arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement or (c) in respect of the financing of insurance premiums in the ordinary course of business, provided that the aggregate principal amount of Indebtedness incurred pursuant to clauses (11)(b) and (c) shall not, at any time outstanding, exceed the greater of (x) $1,350.0 million and (y) 5.0% of the Consolidated Cash Flow of the Company as of the time of such incurrence;”

Section 4.09(b)(13) of the Base Indenture shall be amended to read as follows:

“(13)    Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness for relocation or clearing obligations relating to the Company’s or any of its Restricted Subsidiary’s FCC Licenses in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), at any time outstanding not to exceed the greater of (x) $1,900.0 million and (y) 1.0% of the Company’s Consolidated Total Assets as of the time of such incurrence;”

Section 4.09(b)(18) of the Base Indenture shall be amended to read as follows:

“(18)       the incurrence by the Company or any Restricted Subsidiary of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes of this Series;”

Section 4.09(b)(19) of the Base Indenture shall be amended to read as follows:

“(19)       the incurrence by the Company or any of the Subsidiary Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed the greater of (x) $3.8 billion and (y) 2.0% of the Company’s Consolidated Total Assets as of the time of such incurrence;”

Section 4.09(b)(25) of the Base Indenture shall be amended to read as follows:

“(25)       the incurrence by Restricted Subsidiaries that are not Guarantors of Indebtedness; provided, however, that the aggregate principal amount (or accreted value, as applicable) of all Indebtedness incurred under this clause (25), when aggregated with the principal amount (or accreted value) of all other Indebtedness then outstanding and incurred pursuant to this clause (25), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (25), does not exceed the greater of (x) $1,350.0 million and (y) 5.0% of the Consolidated Cash Flow of the Company and its Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available.

Section 4.09 shall be further amended by deleting, in its entirety, the first complete paragraph that follows Section 4.09(b)(25).

Section 4.09 shall be further amended by deleting, in its entirety, the second paragraph that follows Section 4.09(b)(25) and replacing with the following:

“For purposes of (x) determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (25) above, or is entitled to be incurred pursuant to Section 4.09(a), the Company will be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09; and (y) determining the amount of Indebtedness that may be incurred pursuant to clause (1)(B)(ii) of the definition of Permitted Debt, the Company may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness (and any refinancing with respect thereto) as being incurred at such time, in which case any subsequent incurrence of Indebtedness under such commitment or refinancing, as the case may be, shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles or the application thereof, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values, and in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the Closing Date be deemed to be an incurrence of Indebtedness. In determining the amount of Indebtedness outstanding under one of the clauses above, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.”

Section 4.09 shall be further amended by deleting, in its entirety, the third paragraph that follows Section 4.09(b)(25).

Section 4.10          Asset Sales

The first sentence of Section 4.10(2) shall be amended by (i) deleting the word “and” at the end of clause (2)(A) thereof, (ii) replacing the period at the end of clause (2)(B) thereof with a semicolon and (iii) adding new clauses (2)(C) and (2)(D), which shall read as follows:

“(C)	consideration consisting of Indebtedness of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness) received after the Series Issue Date from Persons who are not the Company or any Restricted Subsidiary; and

(D)

any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) that is at any time outstanding, not to exceed 5% of the Company’s Total Assets (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).”

The third paragraph of Section 4.10 shall be amended by (i) deleting the word “or” at the end of clause (1) thereof, (ii) replacing the period at the end of clause (2) thereof with a semicolon and (iii) adding new clauses (3) and (4), which shall read as follows:

“(3)	to prepay, repay, defease, redeem, purchase or otherwise retire Obligations under Indebtedness that is not Subordinated Indebtedness other than the Indebtedness described in clause (2) above (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto); provided that Company shall equally and ratably prepay, repay, defease, redeem, purchase or otherwise retire (or offer to prepay, repay, defease, redeem, purchase or otherwise retire, as applicable) Obligations under the Notes of this Series on a pro rata basis for no less than 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to, but not including, the applicable redemption date; or

(4)

if the assets subject to such Asset Sale are the property or assets of a Restricted Subsidiary that is not a Guarantor, to prepay, repay, defease, redeem, purchase or otherwise retire Indebtedness of such Restricted Subsidiary or Indebtedness of any other Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or any Restricted Subsidiary.”

Section 4.11           Transactions with Affiliates.

Section 4.11(b)(8) of the Base Indenture shall be amended to read as follows:

“(8)      transactions with customers, clients, suppliers, purchasers, sellers of goods or services, or licensees of intellectual property, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, provided that in the good faith determination of the Company’s Board of Directors or a senior financial officer of the Company, which determination shall be conclusive, such transactions are on terms, taken as a whole, not materially less favorable to the Company or the applicable Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Company;”

Section 4.11(b)(9) of the Base Indenture shall be amended to read as follows:

“(9)      issuances, exchanges, purchases or repurchases of Notes or other Indebtedness of the Company or its Restricted Subsidiaries or solicitations of amendments, waivers or consents in respect of Notes or such other Indebtedness, if such issuance, exchange, purchase, repurchase or solicitation is approved by a majority of the disinterested members of the Board of Directors of the Company;”

Section 4.11(b) of the Base Indenture shall be amended by (i) inserting the word “and” after the semicolon at the end of clause (11); (ii) deleting “; and” at the end of clause (12) and replacing it with a period and (iii) deleting clause (13).

Section 4.12          Liens.

Section 4.12 shall be deleted in its entirety and replaced with the following:

“Prior to the occurrence of an Investment Grade Event Election, the Company will not, and will not permit any Guarantor to, directly or indirectly, create, incur or assume any Lien securing Indebtedness upon any asset now owned or hereafter acquired, except Permitted Liens, unless the Notes of this Series are equally and ratably secured (except that Liens securing Indebtedness that is contractually subordinated to the Notes of this Series shall be expressly subordinate to any Lien securing the Notes of this Series to at least the same extent that such Indebtedness is subordinate to the Notes of this Series).

Following the occurrence of an Investment Grade Event Election, the Company will not, and will not permit any Material Subsidiary to, directly or indirectly, create, incur or assume any Lien securing Indebtedness for Borrowed Money upon any of its or any Material Subsidiary’s Principal Property or upon Capital Stock or Specified Indebtedness of any Material Subsidiary that directly owns any Principal Property, except Permitted Post-IG Event Election Liens, unless the Notes of this Series are equally and ratably secured with (or, at the Company’s option, on a senior basis to) the Indebtedness for Borrowed Money so secured. Any Lien created for the benefit of the Holders of the Notes of this Series pursuant to this Section 4.12 is required to provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to such Lien created for the benefit of the Holders of the Notes of this Series.

For purposes of determining compliance with this Section 4.12, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens or Permitted Post-IG Event Election Liens, as applicable, but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens or Permitted Post-IG Event Election Liens, as applicable, the Company shall, in its sole discretion, divide, classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this Section 4.12 and the definition of “Permitted Liens” or “Permitted Post-IG Event Election Liens”, as applicable.”

Section 4.13          Business Activities.

Section 4.13 shall be deleted in its entirety and replaced with “[Reserved.]”.

Section 4.15          Offer to Repurchase Upon Change of Control Triggering Event.

Section 4.15(a) shall be amended by inserting (i) “outstanding” after “each Holder of” and (ii) “, if any,” after the phrase “unpaid interest”.

Section 4.15(e) shall be amended by inserting “, if any,” after the phrase “unpaid interest”.

Section 4.16          Payments for Consent.

Section 4.16 shall be deleted in its entirety and replaced with “[Reserved.]”.

Section 4.17          Additional Note Guarantees.

Section 4.17 of the Base Indenture shall be amended and restated in its entirety as follows:

“Prior to the occurrence of an Investment Grade Event Election with respect to each series of Notes, if (a) any Wholly-Owned Subsidiary of the Company that is not an Excluded Subsidiary becomes an obligor with respect to any Indebtedness under the Credit Agreement, (b) any Wholly-Owned Subsidiary of the Company that is not an Excluded Subsidiary and that is not an Unrestricted Subsidiary becomes an obligor with respect to any capital markets debt securities in an aggregate principal amount in excess of $500.0 million or (c) Parent or any Subsidiary of Parent acquires or creates a Subsidiary that directly or indirectly owns Capital Stock of the Company, then the Company or Parent, as applicable, will, within 20 Business Days after the date on which it becomes an obligor with respect to any of the foregoing, or reasonably promptly thereafter, (i) cause that newly acquired or created Subsidiary to become a Guarantor of the Notes of this Series and execute a supplemental indenture and (ii), if requested by the Trustee, deliver an Opinion of Counsel reasonably satisfactory to the Trustee.

Following the occurrence of an Investment Grade Event Election, with respect to each series of Notes, if the aggregate principal amount of Indebtedness for Borrowed Money of non-guarantor Subsidiaries that are not Excluded Subsidiaries (excluding any Specified Indebtedness under any Permitted Receivables Financing and any Specified Indebtedness of an “Unrestricted Subsidiary” (or the equivalent thereof) under the Credit Agreement or Permitted Receivables Financing Subsidiary) that is incurred or issued and outstanding exceeds $2,000.0 million (the “Guarantee Threshold”), then Parent shall cause such of its non-guarantor Subsidiaries that are not Excluded Subsidiaries to, within 60 days, execute and deliver a supplemental indenture providing for a Note Guarantee by such non-guarantor Subsidiaries (each such Note Guarantee, a “Post-Release Event Note Guarantee”) such that the aggregate principal amount of Specified Indebtedness of all other non-guarantor Subsidiaries that are not Excluded Subsidiaries (excluding any Specified Indebtedness under any Permitted Receivables Financing and any Specified Indebtedness of an “Unrestricted Subsidiary” (or the equivalent thereof) under the Credit Agreement or Permitted Receivables Financing Subsidiary) that is incurred or issued and outstanding does not exceed the Guarantee Threshold (after giving effect to the provision of Post-Release Event Note Guarantees pursuant to this Section 4.17); provided that (i) this Section 4.17 shall not be applicable to any Specified Indebtedness of any Subsidiary that existed at the time such Person became a Subsidiary of Parent (including any Specified Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary, so long as Parent and its Subsidiaries (other than such Person and its Subsidiaries) are not obligors under such Specified Indebtedness), (ii) if the Guarantee Threshold would be exceeded immediately after giving effect to the occurrence of an Investment Grade Event Election, then such Investment Grade Event Election shall be deemed not to have occurred with respect to the release of such Note Guarantees as the Company may designate such that the Guarantee Threshold would not be then exceeded and (iii) a Post-Release Event Note Guarantee shall be released to the extent the Guarantee Threshold would not be exceeded after giving effect to such release.”

Section 4.19          Changes in Covenants When Notes Rated Investment Grade.

The first clause of the first sentence of Section 4.19 shall be amended to replace the words “Closing Date” with the words “Series Issue Date”.

ARTICLE V.
SUCCESSORS

Section 5.01          Merger, Consolidation or Sale of Assets

With respect to this Series of Notes, Article V of the Base Indenture shall be amended as follows:

The introductory statement in Section 5.01 shall be amended to read as follows:

“The Company shall not: (i) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (ii) directly or indirectly sell, assign, lease, transfer, convey or otherwise dispose of (including, in each case, by way of division) all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole (prior to the occurrence of an Investment Grade Event Election) or the Company and its Subsidiaries taken as a whole (following the occurrence of an Investment Grade Event Election), in one or more related transactions, to another Person, unless:”

Clause 1(B) of Section 5.01 shall be amended by deleting the following proviso:

“provided that if such Person is not a corporation, such Person immediately causes a Subsidiary that is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia to be added as a co-issuer of the Notes under this Indenture.”

The second paragraph of Section 5.01 shall be deleted in its entirety and replaced with the following: “This Section 5.01 will not apply to (and the following shall be permitted notwithstanding this Section 5.01):

(1) a merger of the Company with a direct or indirect Subsidiary of Parent solely for the purpose of reincorporating the Company in another jurisdiction in the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries (prior to the occurrence of an Investment Grade Event Election) or Specified Indebtedness of the Company and its Subsidiaries (following the occurrence of an Investment Grade Event Election) is not increased thereby; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries (prior to the occurrence of an Investment Grade Event Election) or the Company and its Subsidiaries (following the occurrence of an Investment Grade Event Election).”

Section 5.02          Successor Corporation Substituted

Section 5.02 shall be deleted in its entirety and replaced with the following:

“Upon any consolidation or merger, or any sale, assignment, lease, transfer, conveyance or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries (prior to the occurrence of an Investment Grade Event Election) or the Company and its Subsidiaries (following the occurrence of an Investment Grade Event Election), in each case taken as a whole, in a transaction that is subject to, and that complies with the provisions of, Section 5.01 of the Base Indenture, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, lease, transfer, conveyance or other disposition is made, shall succeed to, and be substituted for the Company (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of the Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under the Indenture with the same effect as if such successor Person had been named as the Company therein. When the successor Person assumes all of the Company’s obligations under the Indenture, the Company shall be discharged from those obligations.”

ARTICLE VI.
DEFAULTS AND REMEDIES

Section 6.01          Events of Default.

Section 6.01 shall be deleted in its entirety and replaced with the following:

“Each of the following is an “Event of Default” in respect of the Notes of this Series:

(1)           default for 30 days in the payment when due of interest on the Notes of this Series;

(2)           default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes of this Series;

(3)           failure by the Company or any of its Restricted Subsidiaries (prior to the occurrence of an Investment Grade Event Election) or by the Company or any of its Subsidiaries (following the occurrence of an Investment Grade Event Election) for 30 days after notice to the Company by the Trustee or the holders of at least 30% in aggregate principal amount of the Notes of this Series then outstanding voting as a single class to comply with the provisions of Section 4.15 hereof (other than a failure to purchase Notes of this Series that will constitute an Event of Default under clause (2) of this Section 6.01) or Section 5.01 hereof;

(4)           failure by the Company or any of its Restricted Subsidiaries (prior to the occurrence of an Investment Grade Event Election) or by the Company or any of its Subsidiaries (following the occurrence of an Investment Grade Event Election) for 90 days after notice to the Company by the Trustee or the holders of at least 30% in aggregate principal amount of the Notes of this Series then outstanding voting as a single class to comply with any of the other agreements in the Indenture (other than those described in clauses (1), (2) and (3) of this Section 6.01);

(5)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Specified Indebtedness for money borrowed by (i) prior to the occurrence of an Investment Grade Event Election, the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) (or the payment of which Specified Indebtedness for borrowed money is guaranteed by the Company or any of its Restricted Subsidiaries that would constitute a Significant Subsidiary) or (ii) following the occurrence of an Investment Grade Event Election, the Company or any of its Significant Subsidiaries (or any of its Subsidiaries that together would constitute a Significant Subsidiary) (or the payment of which Specified Indebtedness for borrowed money is guaranteed by the Company or any of its Significant Subsidiaries), in each case whether such Specified Indebtedness or Specified Guarantee now exists, or is created after the Series Issue Date, if that default:

(A)          is caused by a failure to pay principal of, or interest or premium, if any, on, such Specified Indebtedness at the later of final maturity and the expiration of any related applicable grace period (a “Payment Default”); or

(B)          results in the acceleration of such Specified Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Specified Indebtedness, together with the principal amount of any other such Specified Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates an amount equal to the greater of $250.0 million and 1.00% of Specified Consolidated Cash Flow determined on a Pro Forma Basis for the most recently ended Test Period or more, in each case for so long as such failure or acceleration is continuing;

(6)           failure by (i) prior to the occurrence of an Investment Grade Event Election, the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) or (ii) following the occurrence of an Investment Grade Event Election, the Company or any of its Significant Subsidiaries (or any of its Subsidiaries that together would constitute a Significant Subsidiary) in each case to pay or discharge final judgments entered by a court or courts of competent jurisdiction aggregating in excess of an amount equal to the greater of $250.0 million and 1.00% of Specified Consolidated Cash Flow determined on a Pro Forma Basis for the most recently ended Test Period (to the extent not covered by indemnities or insurance), which judgments are not paid, discharged or stayed for a period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, is not in effect;

(7)         (i) prior to the occurrence of an Investment Grade Event Election, the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary) or, following the occurrence of an Investment Grade Event Election, the Company or any of its Significant Subsidiaries, or (any group of its Subsidiaries that, taken together, would constitute a Significant Subsidiary), in each case pursuant to or within the meaning of any Bankruptcy Law:

(A)          commences a voluntary case or proceeding;

(B)          consents to the entry of an order for relief against it in an involuntary case;

(C)          consents to the appointment of a custodian of it or for all or substantially all of its property;

(D)          makes a general assignment for the benefit of its creditors; or

(E)           generally is not paying its debts as they become due;

(8)           a court of competent jurisdiction enters a final order or decree under any Bankruptcy Law that:

(A)          is for relief against (i) prior to the occurrence of an Investment Grade Event Election, the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or (ii) following the occurrence of an Investment Grade Event Election, the Company or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company, in each case in an involuntary case;

(B)          appoints a custodian of (i) prior to the occurrence of an Investment Grade Event Election, the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or (ii) following the occurrence of an Investment Grade Event Election, the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(C)          orders the liquidation of (i) prior to the occurrence of an Investment Grade Event Election, the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or (ii) following the occurrence of an Investment Grade Event Election, the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company;

and the final order or decree remains unstayed and in effect for 60 consecutive days; and

(9)           except as permitted by this Indenture, any Note Guarantee of a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company with respect to the Notes of this Series is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee;

A Default under one Series of Notes issued under this Indenture will not necessarily be a Default under another Series of Notes issued under this Indenture.”

Section 6.02          Acceleration.

Section 6.02 shall be deleted in its entirety and replaced with the following:

“In the case of an Event of Default specified in clause (7) or (8) of Section 6.01 hereof, with respect to (i) prior to the occurrence of an Investment Grade Event, the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company, or (ii) following the occurrence of an Investment Grade Event, the Company, any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company, all outstanding Notes of this Series will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing with respect to this Series of Notes, the Trustee or the Holders, with a copy to the Trustee, of at least 30% in aggregate principal amount of the then outstanding Notes of this Series may declare all the Notes of this Series to be due and payable immediately, provided that there shall not be declared an Event of Default with respect to or as a result of any action taken, and reported publicly or to Holders of Notes, more than two years prior to such declaration.

The Holders of a majority in aggregate principal amount of the then outstanding Notes of this Series by written notice to the Trustee may, on behalf of all Holders of Notes of that Series, rescind an acceleration or waive any existing Default or Event of Default in respect of this Series of Notes and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes of this Series.”

Section 6.03          Other Remedies.

The last paragraph of Section 6.03 shall be deleted in its entirety.

Section 6.06          Limitation on Suits.

Section 6.06 shall be amended by deleting “25%” and replacing with “30%”.

ARTICLE VII.

TRUSTEE

[Reserved.]

ARTICLE VIII.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01          Legal Defeasance and Covenant Defeasance

Section 8.01 shall be amended by adding “and cure all then existing Defaults and Events of Defaults” at the end.

Section 8.03          Covenant Defeasance

The last sentence of Section 8.03 shall be amended by deleting cross references to Sections 6.01(8) and 6.01(9) and replacing with cross references to Sections 6.01(7) and (8).

Section 8.04          Conditions to Legal or Covenant Defeasance

Clause (1) of Section 8.04 shall be amended by adding the following at the end:

“, provided that, in connection with any Legal Defeasance or Covenant Defeasance that requires the payment of a premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to premium calculated as of the date of the deposit, and any deficit as of the maturity date shall be required to be deposited with the Trustee on or prior to the maturity date.”

Clause (2)(B) of Section 8.04 shall be amended by deleting “Closing Date” and replacing with “date Notes of such series were first issued.”

Clause (2) of Section 8.04 shall be amended by deleting “Holders” and replacing with “beneficial owners”.

Clause (3) of Section 8.04 shall be amended by deleting “Holders” and replacing with “beneficial owners”.

Clause (4) of Section 8.04 shall be amended by replacing “Default or Event of Default” with “Event of Default” in each instance such phrase appears.

Clause (8) of Section 8.04 shall be deleted in its entirety and replaced with the following:

“the Company must deliver to the Trustee an Opinion of Counsel (which may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in clauses (2), and (3) of this Section 8.04, as applicable, have been complied with.”

ARTICLE IX.
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01          Without Consent of Holders of Notes

Clause (1) of Section 9.01 shall be amended by adding “omission, mistake,” after “ambiguity”.

Clause (10) of Section 9.01 shall be amended by replacing “to the extent that such provision in such Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees, or the Notes of such Series” with “at the time of the initial sale thereof”.

Section 9.02          With Consent of Holders of Notes

Clause (2) of Section 9.02 shall be amended by adding “notice periods for redemption and” following “except”.

Section 9.02 shall be amended by adding the following paragraph at the end thereof:

“For the avoidance of doubt, no amendment to, or deletion of any of the covenants described under Article IV or Article V, or action taken in compliance with the covenants in effect at the time of such action, shall be deemed to impair or affect any legal rights of any Holders of the Notes of this Series to receive payment of principal of or premium, if any, or interest on the Notes or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes of this Series.”

ARTICLE X.
NOTE GUARANTEES

Section 10.04 Releases.

Section 10.04(a) shall be deleted in its entirety and replaced with the following:

(a) The Note Guarantee of a Guarantor will be automatically and unconditionally released in respect of the Notes of this Series:

(1) only in the case of a Subsidiary Guarantor, at such time as such Subsidiary Guarantor (i) is not, (ii) is released or relieved as, or (iii) ceases (or substantially concurrently will cease) to be, a borrower or guarantor under the Credit Agreement and under the Existing T-Mobile Secured Notes, except by or as a result of payment under such guarantee or direct obligation;

(2) only in the case of a Subsidiary Guarantor, in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition is not prohibited by Section 4.10 of the Base Indenture;

(3) only in the case of a Subsidiary Guarantor, if for any reason such Subsidiary Guarantor ceases to be a Wholly-Owned Subsidiary of the Company; provided, that any Subsidiary Guarantor that ceases to constitute a Subsidiary Guarantor or becomes an Excluded Subsidiary solely by virtue of no longer being a Wholly-Owned Subsidiary (a “Partially Disposed Subsidiary”) shall only be released from its Note Guarantee to the extent that the other person taking an equity interest in such Partially Disposed Subsidiary is not an affiliate of the Company that is controlled by Parent, DT or any of their respective subsidiaries or an employee of any of the foregoing;

(4) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture as provided in Articles VIII and XI of the Base Indenture;

(5) upon the liquidation or dissolution of any Subsidiary Guarantor, provided that no Event of Default has occurred that is continuing;

(6) upon the merger or consolidation of any Guarantor with and into the Company or another Guarantor that is the surviving Person in such merger or consolidation;

(7) in the case of a Subsidiary Guarantor, at the time of an Investment Grade Event Election; or

(8) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.18 of the Base Indenture.

Section 10.05       Guarantors May Consolidate, etc., on Certain Terms.

Section 10.05 shall be amended by adding the following clause to the first sentence of Section 10.05 immediately following “Except as otherwise provided in Section 10.04 hereof”:

“prior to the occurrence of an Investment Grade Event Election,”

ARTICLE XI.
SATISFACTION AND DISCHARGE

The first paragraph of Section 11.01 shall be amended by adding the following proviso at the end of clause (1)(B) thereof:

“provided that upon any redemption that requires the payment of a premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the premium calculated as of the date of the notice of redemption, with any deficit as of the redemption date only required to be deposited with the Trustee on or prior to the redemption date;”

Clauses (2) and (3) of the first paragraph of Section 11.01 shall be deleted in their entirety and clauses (4) and (5) shall be renumbered as clauses (2) and (3), respectively.

The second paragraph of 11.01 shall be amended and restated as follows:

“In addition, the Company must deliver to the Trustee (a) an Officers’ Certificate, stating that all conditions precedent set forth in clauses (1) through (3) above have been satisfied, and (b) an Opinion of Counsel, stating that all conditions precedent set forth in clause (3) above have been satisfied.”

ARTICLE XII.
MISCELLANEOUS

Section 12.01       Effect of Forty-Sixth Supplemental Indenture.

(a)           This Forty-Sixth Supplemental Indenture is a supplemental indenture within the meaning of Section 2.02 of the Base Indenture, and the Base Indenture shall (notwithstanding Section 12.12 thereof or Section 8.04 hereof) be read together with this Forty-Sixth Supplemental Indenture and shall have the same effect over the Notes of this Series, in the same manner as if the provisions of the Base Indenture and this Forty-Sixth Supplemental Indenture were contained in the same instrument.

(b)           In all other respects, the Base Indenture is confirmed by the parties hereto as supplemented by the terms of this Forty-Sixth Supplemental Indenture.

Section 12.02       Governing Law.

THIS FORTY-SIXTH SUPPLEMENTAL INDENTURE AND THE NOTES OF THIS SERIES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 12.03       Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS FORTY-SIXTH SUPPLEMENTAL INDENTURE.

Section 12.04       No Adverse Interpretation of Other Agreements.

Subject to Section 8.01, this Forty-Sixth Supplemental Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Subject to Section 8.01, any such other indenture, loan or debt agreement may not be used to interpret this Forty-Sixth Supplemental Indenture.

Section 12.05       Successors.

All agreements of the Company in this Forty-Sixth Supplemental Indenture and the Notes of this Series will bind its successors. All agreements of the Trustee in this Forty-Sixth Supplemental Indenture will bind its successors. All agreements of each Guarantor in this Forty-Sixth Supplemental Indenture will bind its successors, except as otherwise provided in Section 10.04 of the Base Indenture.

Section 12.06       Severability.

In case any provision in this Forty-Sixth Supplemental Indenture or in the Notes of this Series is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 12.07       Counterparts.

This Forty-Sixth Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement. The exchange of copies of this Forty-Sixth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Forty-Sixth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Forty-Sixth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

Section 12.08       Table of Contents, Headings, etc.

The Table of Contents and headings of the Articles and Sections of this Forty-Sixth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Forty-Sixth Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 12.09       Beneficiaries of this Forty-Sixth Supplemental Indenture.

Nothing in this Forty-Sixth Supplemental Indenture or in the Notes of this Series, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders of the Notes of this Series, any benefit or any legal or equitable right, remedy or claim under this Forty-Sixth Supplemental Indenture.

Section 12.10       No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, member, manager, partner, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes of this Series, this Forty-Sixth Supplemental Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes of this Series by accepting a Note of this Series waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes of this Series.

Section 12.11       The Trustee.

The Trustee shall not be responsible or liable for the validity or sufficiency of, or the recitals in, this Forty-Sixth Supplemental Indenture and all of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee and the Agents shall be applicable in respect of the Notes of this Series and of this Forty-Sixth Supplemental Indenture as fully and with like effect as set forth in full herein.

 [Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Forty-Sixth Supplemental Indenture to be duly executed, all as of the date first above written.

T-MOBILE USA, INC.

By:	/s/ Johannes Thorsteinsson
Name:	Johannes Thorsteinsson
Title:	Senior Vice President, Treasury & Treasurer

T-MOBILE US, INC.

By:	/s/ Johannes Thorsteinsson
Name:	Johannes Thorsteinsson
Title:	Senior Vice President, Treasury & Treasurer

[Forty-Sixth Supplemental Indenture]

ALDA WIRELESS HOLDINGS, LLC

AMERICAN TELECASTING DEVELOPMENT, LLC

AMERICAN TELECASTING OF ANCHORAGE, LLC

AMERICAN TELECASTING OF COLUMBUS, LLC

AMERICAN TELECASTING OF DENVER, LLC

AMERICAN TELECASTING OF FORT MYERS, LLC

AMERICAN TELECASTING OF FT. COLLINS, LLC

AMERICAN TELECASTING OF GREEN BAY, LLC

AMERICAN TELECASTING OF LANSING, LLC

AMERICAN TELECASTING OF LINCOLN, LLC

AMERICAN TELECASTING OF LITTLE ROCK, LLC

AMERICAN TELECASTING OF LOUISVILLE, LLC

AMERICAN TELECASTING OF MEDFORD, LLC

AMERICAN TELECASTING OF MICHIANA, LLC

AMERICAN TELECASTING OF MONTEREY, LLC

AMERICAN TELECASTING OF REDDING, LLC

AMERICAN TELECASTING OF SANTA BARBARA, LLC

AMERICAN TELECASTING OF SEATTLE, LLC

AMERICAN TELECASTING OF SHERIDAN, LLC

AMERICAN TELECASTING OF YUBA CITY, LLC

APC REALTY AND EQUIPMENT COMPANY, LLC

ASSURANCE WIRELESS OF SOUTH CAROLINA, LLC

ASSURANCE WIRELESS USA, L.P.

ATI SUB, LLC

BROADCAST CABLE, LLC

CLEAR WIRELESS LLC

CLEARWIRE COMMUNICATIONS LLC

CLEARWIRE HAWAII PARTNERS SPECTRUM, LLC

CLEARWIRE IP HOLDINGS LLC

CLEARWIRE LEGACY LLC

CLEARWIRE SPECTRUM HOLDINGS II LLC

CLEARWIRE SPECTRUM HOLDINGS III LLC

CLEARWIRE SPECTRUM HOLDINGS LLC

CLEARWIRE XOHM LLC

FIXED WIRELESS HOLDINGS, LLC

FRESNO MMDS ASSOCIATES, LLC

IBSV LLC

KENNEWICK LICENSING, LLC

L3TV CHICAGOLAND CABLE SYSTEM, LLC

L3TV COLORADO CABLE SYSTEM, LLC, each as a Guarantor

By:	/s/ Johannes Thorsteinsson
Name:	Johannes Thorsteinsson
Title:	Senior Vice President, Treasury & Treasurer

[Forty-Sixth Supplemental Indenture]

L3TV DALLAS CABLE SYSTEM, LLC

L3TV DC CABLE SYSTEM, LLC

L3TV DETROIT CABLE SYSTEM, LLC

L3TV LOS ANGELES CABLE SYSTEM, LLC

L3TV MINNEAPOLIS CABLE SYSTEM, LLC

L3TV NEW YORK CABLE SYSTEM, LLC

L3TV PHILADELPHIA CABLE SYSTEM, LLC

L3TV SAN FRANCISCO CABLE SYSTEM, LLC

L3TV SEATTLE CABLE SYSTEM, LLC

LAYER3 TV, LLC

METROPCS CALIFORNIA, LLC

METROPCS FLORIDA, LLC

METROPCS GEORGIA, LLC

METROPCS MASSACHUSETTS, LLC

METROPCS MICHIGAN, LLC

METROPCS NETWORKS CALIFORNIA, LLC

METROPCS NETWORKS FLORIDA, LLC

METROPCS NEVADA, LLC

METROPCS NEW YORK, LLC

METROPCS PENNSYLVANIA, LLC

METROPCS TEXAS, LLC

MINORCO, LLC

NEXTEL COMMUNICATIONS OF THE MID-ATLANTIC, INC.

NEXTEL OF NEW YORK, INC.

NEXTEL RETAIL STORES, LLC

NEXTEL SOUTH CORP.

NEXTEL SYSTEMS, LLC

NEXTEL WEST CORP.

NSAC, LLC

PCTV GOLD II, LLC

PCTV SUB, LLC

PEOPLE’S CHOICE TV OF HOUSTON, LLC

PEOPLE’S CHOICE TV OF ST. LOUIS, LLC

PRWIRELESS PR, LLC

PUSHSPRING, INC.

SFE 1, LLC

SFE 2, LLC

SIHI NEW ZEALAND HOLDCO, INC.

SPEEDCHOICE OF DETROIT, LLC

SPEEDCHOICE OF PHOENIX, LLC, each as a Guarantor

By:	/s/ Johannes Thorsteinsson
Name:	Johannes Thorsteinsson
Title:	Senior Vice President, Treasury & Treasurer

[Forty-Sixth Supplemental Indenture]

SPRINT (BAY AREA), LLC

SPRINT CAPITAL CORPORATION

SPRINT COMMUNICATIONS COMPANY L.P.

SPRINT COMMUNICATIONS COMPANY OF NEW HAMPSHIRE,
 INC.

SPRINT COMMUNICATIONS COMPANY OF VIRGINIA, INC.

SPRINT COMMUNICATIONS, INC.

SPRINT CORPORATION

SPRINT EBUSINESS, INC.

SPRINT ENTERPRISE NETWORK SERVICES, INC.

SPRINT EWIRELESS, INC.

SPRINT INTERNATIONAL COMMUNICATIONS CORPORATION

SPRINT INTERNATIONAL HOLDING, INC.

SPRINT INTERNATIONAL INCORPORATED

SPRINT INTERNATIONAL NETWORK COMPANY LLC

SPRINT PCS ASSETS, L.L.C.

SPRINT SOLUTIONS, INC.

SPRINT SPECTRUM HOLDING COMPANY, LLC

SPRINT SPECTRUM REALTY COMPANY, LLC

SPRINT/UNITED MANAGEMENT COMPANY

TDI ACQUISITION SUB, LLC

THEORY MOBILE, INC.

T-MOBILE LICENSE LLC

T-MOBILE NORTHEAST LLC

T-MOBILE PCS HOLDINGS LLC

T-MOBILE PUERTO RICO HOLDINGS LLC

T-MOBILE PUERTO RICO LLC

T-MOBILE RESOURCES LLC

T-MOBILE SOUTH LLC

T-MOBILE WEST LLC

TMUS INTERNATIONAL LLC

TRANSWORLD TELECOM II, LLC

USST OF TEXAS, INC.

UTELCOM LLC

VMU GP, LLC

WBS OF AMERICA, LLC, each as a Guarantor

By:	/s/ Johannes Thorsteinsson
Name:	Johannes Thorsteinsson
Title:	Senior Vice President, Treasury & Treasurer

[Forty-Sixth Supplemental Indenture]

WBS OF SACRAMENTO, LLC

WBSY LICENSING, LLC

WCOF, LLC

WIRELESS BROADBAND SERVICES OF AMERICA, L.L.C.

WIRELINE LEASING CO., INC., each as a Guarantor

By:	/s/ Johannes Thorsteinsson
Name:	Johannes Thorsteinsson
Title:	Senior Vice President, Treasury & Treasurer

SPRINTCOM, INC.

SPRINT SPECTRUM L.P.

T-MOBILE FINANCIAL LLC

T-MOBILE LEASING LLC, each as a Guarantor

By:	/s/ Johannes Thorsteinsson
Name:	Johannes Thorsteinsson
Title:	Assistant Treasurer

T-MOBILE CENTRAL LLC, as a Guarantor

By:	/s/ Johannes Thorsteinsson
Name:	Johannes Thorsteinsson
Title:	Vice President

[Forty-Sixth Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Jeffrey Schoenfeld
Name:	Jeffrey Schoenfeld
Title:	Vice President

By:	/s/ Luke Russell
Name:	Luke Russell
Title:	Assistant Vice President

[Forty-Sixth Supplemental Indenture]

EXHIBIT A

[Form of Face of Initial Note]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE FORTY-SIXTH SUPPLEMENTAL INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Exhibit A-1

[CUSIP]

[ISIN]

2.625% Senior Notes due 2026

No. ___________	$

T-MOBILE USA, INC.

promises to pay to ___________________ or registered assigns,

the principal sum of __________________ DOLLARS on April 15, 2026.

Interest Payment Dates: April 15 and October 15.

Record Dates: April 1 and October 1.

Exhibit A-2

Dated:

T-MOBILE USA, INC.

By:
Name:
Title:

Exhibit A-3

This is one of the Notes referred to
in the within-mentioned Indenture:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Authorized Signatory

Exhibit A-4

[Form of Reverse Side of Initial Note]
2.625% Senior Notes due 2026 (the “Notes”)

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)        INTEREST. Interest (computed on the basis of a 360-day year comprised of twelve 30-day months) shall accrue on the principal amount of this Note from and including March 23, 2021 until maturity at a rate per annum equal to 2.625%.

The Company promises to pay interest semi-annually in arrears on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be October 15, 2021. If an Interest Payment Date or the maturity date falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due, and no interest shall accrue for the intervening period.

(2)        METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the April 1 or October 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Base Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the books and records of the Registrar; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such money of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Holder of a Definitive Note is not required to surrender such Definitive Note to the Trustee in order to receive payment of principal at maturity. Such Definitive Note, after payment has been made, shall be cancelled without the requirement of presentation.

(3)        PAYING AGENT, REGISTRAR AND TRANSFER AGENT. Initially, Deutsche Bank Trust Company Americas, the Trustee under the Indenture, will act as Paying Agent, Registrar and Transfer Agent where Notes may be presented for payment. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

Exhibit A-5

(4)        INDENTURE. The Company issued the Notes pursuant to an Indenture dated as of April 28, 2013 (the “Base Indenture”) among the Company, the Guarantors and the Trustee, as amended and supplemented with respect to the Notes by the Forty-Sixth Supplemental Indenture dated as of March 23, 2021 (the “Forty-Sixth Supplemental Indenture”; the Base Indenture, as supplemented by the Eleventh Supplemental Indenture, dated as of May 1, 2013 by and among the Company, the guarantors party thereto and the Trustee, the Sixteenth Supplemental Indenture, dated as of August 11, 2014 by and among the Company, the guarantors party thereto and the Trustee, the Nineteenth Supplemental Indenture, dated as of September 28, 2015, by and among the Company, the guarantors party thereto and the Trustee, the Thirtieth Supplemental Indenture, dated as of May 9, 2017, by and among T-Mobile, the guarantors party thereto and the Trustee, the Fortieth Supplemental Indenture, dated as of September 27, 2019, by and among the Company, the guarantors party thereto and the Trustee, the Forty-First Supplemental Indenture, dated as of April 1, 2020, by and among the Company, the guarantors party thereto and the Trustee, the Forty-Second Supplemental Indenture, dated as of May 7, 2020, by and among the Company, the guarantors party thereto and the Trustee, and as amended and supplemented in respect of the Notes by the Forty-Sixth Supplemental Indenture, the “Indenture”).

The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and, to the extent so included in the Indenture, to the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured, unsubordinated obligations of the Company. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5)        OPTIONAL REDEMPTION.

(a)        On or after April 15, 2023, the Company may redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount of Notes redeemed) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed to, but not including, the applicable redemption date, if redeemed during the twelve month period beginning on April 15 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date for periods prior to such redemption date:

Year	Percentage
2023	101.313%
2024	100.656%
2025 and thereafter	100.000%

At any time prior to April 15, 2023, the Company may also redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, thereon to, but not including, the redemption date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such redemption date.

Exhibit A-6

For the avoidance of doubt, the requirement to pay any Applicable Premium shall not arise in connection with any recovery of amounts due as a result of any breach of any covenant contained in the Indenture or the applicable Notes except where the transaction resulting in such breach was consummated with the intent to breach such covenant.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the redemption date.

(b)        Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to April 15, 2023, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 102.625% of the principal amount of Notes redeemed, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date for the periods prior to such redemption date, with an amount equal to the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of the Company or contributions to the Company’s common equity capital made with an amount equal to the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:

(1)        at least 50% of the aggregate principal amount of Notes issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)        the redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by the Company or the date of contribution to the Company’s common equity capital made with net cash proceeds of one or more sales of Equity Interests of Parent.

 “Applicable Premium” means, as calculated by the Company and provided to the Trustee, with respect to any Note on any redemption date, the greater of:

(1)        1.0% of the principal amount of the Note; or

(2)        the excess of:

(a)        the present value at such redemption date of (i) the redemption price of the Note at April 15, 2023, plus (ii) all required interest payments due on the Note through April 15, 2023 (excluding accrued but unpaid interest, if any, to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)        the principal amount of the Note, if greater.

Exhibit A-7

“Treasury Rate” means, with respect to any redemption date, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published (or the relevant information is no longer published therein), any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 15, 2023; provided, however, that if the period from the redemption date to April 15, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will (1) calculate the Treasury Rate on the third Business Day preceding the applicable redemption date and (2) prior to such redemption date file with the Trustee an Officers’ Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

(6)           MANDATORY REDEMPTION.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)           REPURCHASE AT THE OPTION OF HOLDER.

(a)           If there is a Change of Control Triggering Event, the Company will be required to make a Change of Control Offer to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date for periods prior to such repurchase date pursuant to Section 4.15 of the Base Indenture. Within 30 days following any Change of Control Triggering Event, the Company will send a notice to each Holder and the Trustee describing the transaction or transactions and identify the ratings decline that together constitute the Change of Control Triggering Event, offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent and setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)           If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, within twenty days of each date on which the aggregate amount of Excess Proceeds exceeds $100.0 million, the Company shall apply the entire aggregate amount of unutilized Excess Proceeds (not only the amount in excess of $100.0 million) to make an Asset Sale Offer pursuant to Section 4.10 of the Base Indenture to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes (including any Additional Notes) and purchase or redeem such other pari passu Indebtedness that may be purchased or redeemed out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness that may be purchased or redeemed with Excess Proceeds thereof plus accrued and unpaid interest, if any, thereon to, but not including, the date of consummation of the purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes (including any Additional Notes) and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company (or such Restricted Subsidiary) may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in response to such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Company shall select such other pari passu Indebtedness to be purchased or redeemed on a pro rata basis unless otherwise required by law or applicable stock exchange or depositary requirements. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

Exhibit A-8

(8)        NOTICE OF REDEMPTION. Notice of redemption will be sent at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed, except that redemption notices may be sent or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. In connection with any redemption of Notes, any such notice of redemption may, at the Company’s discretion, state that such redemption is subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, other offering, issuance of Indebtedness or other corporate transaction or event. In addition, if such notice of redemption is subject to satisfaction of one or more conditions precedent, such notice may state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date (whether the original redemption date or the redemption date so delayed). In addition, the Company may provide in such notice or offer to purchase that payment of the redemption or purchase price and performance of the Company’s obligations with respect to such redemption or offer to purchase may be performed by another Person.

(9)        DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer or exchange of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes (i) for a period beginning at the opening of business 15 days immediately preceding the sending of notice of redemption of Notes selected for redemption and ending at the close of business on the day such notice is sent or (ii) during the period between a record date and the corresponding Interest Payment Date.

(10)      PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

Exhibit A-9

(11)         AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event or Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder, the Company, the Guarantors and the Trustee may amend and supplement the Indenture as provided in the Base Indenture.

(12)         DEFAULTS AND REMEDIES. If an Event of Default occurs (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) and is continuing, the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes, in each case, by notice to the Company, may declare the principal of, premium, if any, and accrued but unpaid interest, if any, on all the Notes to be due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of (i) the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary (prior to the occurrence of an Investment Grade Event) or (ii) the Company, any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary (following the occurrence of an Investment Grade Event) occurs, the principal of, premium, if any, and interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

(13)         TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

(14)         NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, member, manager, partner, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(15)         AUTHENTICATION. This Note will not be valid until authenticated by the manual or facsimile signature of the Trustee or an authenticating agent.

(16)         ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17)      CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

Exhibit A-10

(18)      GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Attention: General Counsel
Fax: (425) 383-7040

Exhibit A-11

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _____________to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-12

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Base Indenture, check the appropriate box below:

☐	Section 4.10	☐	Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-13

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Notes Custodian

*          This schedule should be included only if the Note is issued in global form.

Exhibit A-14